SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934

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                                  ADT Limited

               (Name of Registrant as Specified in Its Charter)

   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


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                                                                April 25, 1997
                         [ADT Limited Letterhead]

                    IMPORTANT - SPECIAL GENERAL MEETING

                               July 8, 1997

Dear Fellow Shareholders,

      You are cordially invited to attend a special general meeting of shareholders of ADT Limited ("ADT") scheduled to be held on July 8, 1997 at 9:00 a.m., local time, at Cedar House, 41 Cedar Avenue, Hamilton HM12, Bermuda.

      As you know, on March 17, 1997, Western Resources, Inc. (together with its subsidiaries, "Western") commenced a hostile offer (the "Western
Offer") to acquire your shares in ADT for a combination of cash and Western stock with an aggregate maximum value that your Board of Directors unanimously believes to be inadequate and less than fair value. As described in the attached proxy statement, as part and parcel of its attempt to seize control of ADT, Western has requisitioned this special general meeting. The purpose of the special general meeting is to consider proposals (the "Western Proposals") to remove the entire existing ADT Board of Directors (the "Board"), including all of ADT's independent directors (who constitute a majority of your Board), and install two of Western's own employees as the only members of the Board. Adoption of the Western Proposals is a condition to the Western Offer.

      Your Board has unanimously determined that the Western Offer is inadequate and not in the best interests of ADT's shareholders. Following your Board's rejection of the Western Offer, ADT entered into a merger agreement with Tyco International Ltd. ("Tyco") on terms that have been approved by your Board (the "Tyco Merger"). Your Board unanimously believes that the Tyco Merger is far more attractive to ADT shareholders than the Western Offer. ADT will be convening a separate special general meeting of ADT shareholders (the "Tyco Meeting") to approve certain matters relating to the Tyco Merger. ADT will be distributing to you a Joint Proxy Statement/Prospectus describing the Tyco Merger in detail, the date of and the proposals (the "Tyco Meeting Proposals") to be considered at the Tyco Meeting, and the reasons why your Board unanimously believes the Tyco
Merger is in the best interests of ADT shareholders.

      Your Board of Directors unanimously recommends a vote "AGAINST" the Western Proposals. Since your Board believes that the Tyco Merger is far preferable to the Western Offer, we believe that you should support the Tyco Merger and should therefore not elect Western's two employee nominees to ADT's Board of Directors. Even if you do not support or have not yet made a decision in respect of the Tyco Merger, we unanimously believe that you should vote against the Western Proposals.

      The Western Proposals are not contingent on the outcome of the Western Offer, even though that offer is highly conditional and may never succeed. You are therefore being asked by Western to hand over management control of ADT to Western without any certainty that the Western Offer will succeed.
In addition, the Western Meeting will be held even if the Tyco Meeting is held before the date of the Western Meeting and the Tyco Meeting Proposals are approved. If the Western Offer fails -- as your Board believes that it should -- the effect of approving the Western Proposals would be to give Western management control of ADT for nothing.

      To ensure that this does not happen, we need your vote. It will not help your Board for you to abstain from returning a proxy card, nor will it help for you to return a Western proxy card voting to "abstain." The only way for you to support your Board is to vote against the Western Proposals on the enclosed white proxy card.

      Action to be taken: Enclosed is a white proxy card. YOUR BOARD URGES YOU TO COMPLETE, SIGN, DATE AND RETURN THE WHITE PROXY CARD IN THE ACCOMPANYING ENVELOPE in accordance with the instructions on the card. As noted on the card, to be valid, the card must be received by the Registrars of ADT no later than July 7, 1997 at 9:00 a.m. (Bermuda time), being 24 hours before the time of the Western Meeting. The addresses of ADT's Registrars and agents to whom the white proxy card may be sent for delivery to the Registrars are set forth on pages 16-17 of the Company's Proxy Statement dated April 25, 1997 attached hereto and are noted on the white proxy card.

      On behalf of everyone at ADT, we thank you for your continued support. We remain committed to acting in the best interests of you, our fellow shareholders, and our Company. If you have any questions, please feel free to call our proxy solicitor, D.F. King, at 1-800-488-8035 (toll-free in the United States), at 0171-600-5005 (in the United Kingdom) or at 212-269-5550 in the United States (for outside the United States and the United Kingdom).

Sincerely,

MICHAEL A. ASHCROFT                  STEPHEN J. RUZIKA
   Chairman of the Board and            Chief Financial Officer,
   Chief Executive Officer              Executive Vice President and Director

JOHN E. DANNEBERG           ALAN B. HENDERSON         JAMES S. PASMAN, JR.
   Director                    Director                  Director

W. PETER SLUSSER            WILLIAM W. STINSON        RAYMOND S. TROUBH
   Director                    Director                  Director


                                 IMPORTANT

      Your vote is important. Please sign, date and promptly mail your white proxy card in the postage prepaid envelope provided. Remember, do not return any proxy card sent to you by Western.

      If your shares are registered in the name of a broker, only your broker can execute a proxy and vote your shares and only after receiving your specific instructions. Please contact the person responsible for your account and direct him or her to execute on your behalf today the white proxy card sent by ADT. If you have any questions or need further assistance in voting, please contact the firm assisting us in the solicitation of proxies:

                                 D.F. King
           Call 1-800-488-8035 (toll-free in the United States)
                 or 0171-600-5005 (in the United Kingdom)
    or 212-269-5550 in the United States (for outside the United States and the United Kingdom)


                  SPECIAL GENERAL MEETING OF ADT LIMITED

                              PROXY STATEMENT
                 BY THE BOARD OF DIRECTORS OF ADT LIMITED
                    IN OPPOSITION TO WESTERN PROPOSALS

      This proxy statement is being furnished by the Board of Directors (the "Board") of ADT Limited (together with its subsidiaries, "ADT" or the "Company") to our shareholders. In this proxy statement, your Board opposes Western Resources, Inc.'s (together with its subsidiaries, "Western") solicitation of proxies (the "Western Solicitation") relating to a special general meeting of shareholders to be held on July 8, 1997 at 9:00 a.m. (Bermuda time), at Cedar House, 41 Cedar Avenue, Hamilton HM12, Bermuda (the "Western Meeting"). This proxy statement and the enclosed proxy card are first being mailed to you on or about April 28, 1997.

      At the Western Meeting, you will be asked to consider and vote upon three proposals of Western (the "Western Proposals"). See "Matters to be Voted upon at the Western Meeting." Western has stated that the Western Proposals are in furtherance of its attempts to take over the Company by means of its offer (the "Western Offer") to exchange all of ADT's common shares, par value $0.10 per share (the "Common Shares"), for cash and shares of Western common stock (the "Exchange Consideration"), as described in Western's Registration Statement on Form S-4, as amended (the "Western S-4"), which includes a Prospectus dated March 14, 1997 (the "Western Prospectus").
Western has also sent you a proxy statement dated March 14, 1997 (the "Western Proxy") relating to the Western Meeting. If the Western Proposals are successful, Western has announced its intention to proceed with an amalgamation of ADT into a subsidiary of Western. At the Western Meeting, you may also be asked to consider and vote upon any other business that may properly come before the Western Meeting.

      Your Board has unanimously determined that the Western Offer is inadequate and not in the best interests of ADT's shareholders. Following your Board's rejection of the Western Offer, ADT has entered into a merger agreement (the "Tyco/ADT Subsidiary Merger Agreement") with Tyco International Ltd. ("Tyco"), whereby Tyco will merge with and into a subsidiary of ADT, on terms that have been approved by your Board (the "Tyco Merger"). See "The Tyco Merger and the Tyco Meeting" below for a brief description of the material terms of the Tyco Merger. Your Board unanimously believes that the Tyco Merger is far more attractive to you than the Western Offer. ADT will be convening a separate special general meeting of ADT shareholders (the "Tyco Meeting") to approve certain matters related to the Tyco Merger. ADT will be distributing to you a Joint Proxy Statement/Prospectus describing the Tyco Merger in detail, the date of and the proposals to be considered at the Tyco Meeting, and the reasons why your Board unanimously believes the Tyco Merger is in the best interests of ADT shareholders.

      Your Board of Directors unanimously recommends a vote "Against" the Western Proposals. Since your Board believes that the Tyco Merger is far preferable to the Western Offer, we unanimously believe that you should support the Tyco Merger. You should therefore not elect Western's employee nominees to control ADT's Board. Even if you do not support or have not yet made a decision in respect of the Tyco Merger, we unanimously believe that you should vote against the Western Proposals. Western has left no doubt that its objective in precipitating the Western Meeting is to obtain control of the Company and to have its two employee nominees dismantle the Company's anti-takeover defenses so that Western can attempt to complete what your Board believes is its inadequate offer for the Common Shares of the Company. Adoption of the Western Proposals is a condition to the Western Offer. Western has reserved the right to waive this condition, although it has stated that it does not presently intend to do so. Even if you support the Western Offer, your Board unanimously believes that you should not vote to give control of your Company to Western's two employee nominees.

      Enclosed is a white proxy card. YOUR BOARD URGES YOU TO COMPLETE, SIGN, DATE AND RETURN THE WHITE PROXY CARD IN THE ACCOMPANYING ENVELOPE in accordance with the instructions on the card. As noted on the card, to be valid, the card must be received by the Registrars of ADT no later than July 7, 1997 at 9:00 a.m. (Bermuda time), being 24 hours before the Western Meeting. The addresses of ADT's Registrars and agents to whom the white proxy card may be sent for delivery to the Registrars are noted on the card. PLEASE NOTE THAT
IF YOU RETURN YOUR PROXY CARD IN THE ACCOMPANYING ENVELOPE ADDRESSED TO AN AGENT, IT MUST BE RECEIVED BY THE AGENT, IN THE UNITED STATES, BY 12:00 MIDNIGHT (EASTERN DAYLIGHT TIME) ON JULY 3, 1997 OR, IN THE UNITED
KINGDOM, BY 12:00 NOON (BRITISH SUMMER TIME)  ON JULY 5, 1997, TO ALLOW
TIME FOR DELIVERY BY THE AGENT TO ADT'S REGISTRARS. In this regard, in the United States, please note that July 4, 1997 is a public holiday and you should allow sufficient time for your proxy card to be received by ADT's Registrars or agents in advance of the public holiday.

      Your Board urges you not to sign or return any green proxy card sent to you by Western. If you have previously signed a proxy card sent by Western, your Board urges you to sign, date and promptly mail the enclosed white proxy card, which will revoke any earlier dated proxy cards solicited by Western which you may have signed. Remember that it will not help your Board to abstain from returning a proxy card, nor will it help to return a Western
proxy card voting to "abstain."   The only way for you to support your Board
is to vote "AGAINST" the Western Proposals on the white proxy card sent to you by your Board.

      If you have any questions or need further assistance in voting your shares, please contact:

                                   D.F. King
             Call 1-800-488-8035 (toll-free in the United States)
                   or 0171-600-5005 (in the United Kingdom)
 or 212-269-5550 in the United States (for outside the United States and the
                                United Kingdom)


               WHY YOU SHOULD VOTE AGAINST THE WESTERN PROPOSALS
                         AND REJECT THE WESTERN OFFER

      Your Board unanimously recommends that you support the Tyco Merger and vote "AGAINST" the Western Proposals. See "The Tyco Merger and the Tyco Meeting" below for a brief description of material terms of the Tyco
Merger. Having unanimously concluded that the Western Offer is inadequate and not in your best interests, your Board urges you to "REJECT" the Western Offer.

The Tyco Merger Is More Favorable to ADT Shareholders than the Western Offer

* Your Board has unanimously determined that the Tyco Merger is fair to and in the best interests of ADT shareholders and recommends that ADT shareholders support the Tyco Merger and approve the proposals to be considered at the Tyco Meeting in connection with the Tyco Merger. The reasons for the Board's view, in addition to the superior value offered by the Tyco Merger, will be set out in detail in the Joint Proxy Statement/Prospectus that will be distributed to you in connection with the Tyco Meeting.

* The businesses of Tyco and ADT are complementary. Tyco is the world's largest manufacturer and provider of fire protection systems. ADT is the largest provider of electronic security services in North America and the United Kingdom. We expect the combined company to grow not only through the internal growth of ADT's and Tyco's respective businesses but also by marketing products and services to each other's customers, efficiently serving customer needs for both fire protection systems and security services. We also expect the combined company to achieve significant cost reductions in the first year after consummation of the Tyco Merger and to realize stronger cash flow through potential revenue growth and cost reductions.

* The Tyco Merger will provide ADT with access to Tyco's world-wide business presence, which spans over 50 countries, and will give ADT shareholders an interest in a larger international enterprise, with combined annual revenues of over $8.5 billion. Also, with its expanded markets, financial resources, management, personnel and related expertise of Tyco and ADT, the combined company should be better able to capitalize on growth opportunities in the fire protection and commercial electronic security markets.

* Over the past three years ADT's and Tyco's share prices have significantly outperformed the market while Western's stock price has significantly underperformed the market. The following chart compares the three year relative common stock price performance among ADT, Tyco, Western, the S&P 400 and the S&P Utilities for the period March 31, 1994 through March 31, 1997:(1)

      [Chart comparing three-year relative common stock price performance with the following data points]


                                3/31/94       3/31/97
                               ---------     ---------

       ADT                        100           243.9
       Tyco                       100           220.6
       S&P 400                    100           170.6
       S&P Utilities              100           121.4
       Western                    100           104.8
----------
(1) This information does not include historical dividend payments during the relevant period. During this period (i) ADT paid no dividends,
    (ii) Tyco paid a quarterly dividend of $0.05 per share (adjusted to reflect stock splits) and (iii) Western paid, in fiscal year 1994, a quarterly dividend of $0.495 per share, in fiscal year 1995, a quarterly dividend of $0.505 per share, in fiscal year 1996, a quarterly dividend of $0.515 per share, and in the first quarter of 1997, a quarterly dividend of $0.525 per share.

Western's Offer Is Inadequate and Should Be Rejected

* The maximum stated value of the Western Offer is $22.50 per Common Share. This maximum stated value is substantially less than the current market price of our Common Shares (which as of the close of business on April 24, 1997, was $26.625 per share) and substantially less than the initial value per Common Share of the Tyco Merger (approximately $29.00 per Common Share based on the closing price per Common Share immediately prior to the announcement of the Tyco Merger). Based on the April 24, 1997 closing price per share of Tyco common stock of $59.375, the value per Common Share of the Tyco Merger was $28.58.

* Your Board has unanimously concluded that the Western Offer is inadequate and not in the best interests of ADT's shareholders. Your Board unanimously recommends a vote against the Western Proposals and recommends that shareholders not tender their Common Shares in the Western Offer.

* In reaching this conclusion, your Board received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") that the consideration to be paid pursuant to the Western Offer (the "Exchange Consideration") is inadequate, from a financial point of view, to the shareholders of ADT other than Western and its affiliates. A copy of this opinion setting forth the assumptions made and matters considered by Merrill Lynch is attached hereto as Schedule D and should be read in its entirety.

* In making its determination, your Board considered numerous factors in addition to the Merrill Lynch opinion, including the following:

      * your Board's familiarity with, and management's view of, the Company's business, financial condition and results of operations and your Board's belief that the Western Offer does not reflect the inherent value of the Company (see "ADT is the Market Leader in the Electronic Security Business. The Tyco Merger Will Build on that Strength" below);

      * your Board's concerns about the long-term value and prospects of Western's common stock (see "Your Board Believes the Realizable Value of the Western Offer May Be Lower than its Maximum Stated Value" below);

      * your Board's belief that ADT shareholders who are oriented toward growth investing may seek to sell the Western common stock received in exchange for their Common Shares. Your Board believes that this could create potential downward pressure on market prices for Western's common stock;

      * the fact that the Western Offer is taxable to U.S. shareholders of ADT, thereby further reducing the value of the Western Offer;

      * your Board's and management's commitment to protecting the best interests of the shareholders of ADT and enhancing the value of ADT;

      *     the uncertainties associated with the Western Offer, including:

            * the uncertainties with respect to evaluating the numerous transactions in which Western is currently involved, including the dilutive effect of these transactions on Western's common stock and the cost and availability of financing;
            * the uncertainties resulting from deregulation of the electric utility industry, including among other things the fact that increased competition may create greater risks to the stability of Western's utility earnings; and
            * the uncertainty with respect to availability, cost and terms of financing for the Western Offer, and the likelihood that such uncertainty may be heightened if Western increases its offer for ADT; and

      * your Board's belief that, given Western's lack of national presence and small customer base relative to other utilities and premier companies in other service-related industries, Western is not a strong strategic partner for ADT (see "Unlike Tyco, Western Is Not a Strong Strategic Partner for ADT" below).

* Although the Board reached its conclusion regarding the Western Offer before it considered the Tyco Merger, your Board unanimously believes that the Tyco Merger will produce greater short-term and long-term value for you than the Western Offer.

Your Board Believes the Realizable Value of the Western Offer May Be Lower than its Maximum Stated Value

* Your Board believes that the realizable value of the Western Offer to ADT shareholders may be less than the maximum stated value because, among other things, (i) the Western Offer is taxable to U.S. ADT shareholders, (ii) recent completed and proposed acquisitions of Western (including the proposed acquisition of ADT) are likely to result in substantial earnings dilution to Western shareholders, (iii) there are significant risks (as discussed in more detail below) facing Western and
      (iv) certain Western shareholders (including future Western shareholders as a result of Western's proposed acquisitions) concerned about the significant risks facing Western may seek to sell their Western common stock which could create potential downward pressure on market prices for Western's common stock.

* Western has recently (i) completed the acquisition of the security business of Westinghouse Security, (ii) announced a proposed merger with Kansas City Power & Light Company ("KCP&L") and (iii) launched the Western Offer for ADT. Taken as a whole, your Board believes that these transactions are likely to result in substantial earnings dilution and raise serious concerns about Western's ability to sustain its current dividend practices without additional borrowings or reductions in capital expenditures. Your Board believes that these factors may in turn have an adverse effect on Western's financial condition (including its creditworthiness) and could restrict its ability to support growth in its non-utility businesses and, in particular, its security business.

* The Western Prospectus discusses certain significant risks facing Western which should be considered by you before deciding whether to
      accept the proposed Western Offer.   The risk factors that Western has
      outlined in the Western Prospectus are reproduced and attached hereto as Schedule C. Although your Board believes that Western has put the best face on these risk factors, the significance of these risks is obvious. In particular, the Western Prospectus describes the following significant risks with respect to Western and the Western Offer:

      * The risks of deregulation of the utility industry, including the risk that Western will not be able to recover its "stranded costs" in a deregulated energy market.

      * The risk that Western's "business plan" of bundling energy and security services will require the allocation of substantial capital and human resources with no assurance that the operations of the two businesses will be successful.

      * The fact that, historically, Western has grown more slowly than ADT.

      * The risk that under certain circumstances, the pre-tax value of the Exchange Consideration may be less than $22.50.

      * The fact that the Western Offer and a subsequent amalgamation of ADT with a subsidiary of Western are expected to have a dilutive effect on Western's reported earnings per share in the short term.

      * The financial risks faced by Western, including increased earnings and cash flow volatility, competitive pricing, the effects of new technology and the potential negative impact of these issues on Western's financial condition and creditworthiness.

* Your Board unanimously believes that the risks disclosed in the Western Prospectus alone provide ample reason to vote AGAINST the Western Proposals and REJECT the Western Offer.

Unlike Tyco, Western Is Not a Strong Strategic Partner for ADT

* Your Board unanimously believes that, unlike Tyco, Western does not possess the key characteristics that ADT would consider to be most important in identifying a strong strategic partner, including national market position, demonstrated ability to be successful in a competitive environment, range of demonstrated high value services, favorable cost structure and prospects for nationwide services coverage.

* Western has argued that an amalgamation with ADT will benefit ADT shareholders by combining "ADT's leading international presence and quality brand equity in the security business" with Western's "fast growing security business, strong core utility business and customer service expertise." Your Board understands why shareholders of a slow-growth Kansas utility would benefit by trying to acquire a high-growth international electronic security services company, such as ADT. However, Your Board does not accept Western's unsupported assertion that ADT shareholders would benefit from an amalgamation with Western. Your Board unanimously believes that ADT shareholders will benefit much more from a combination with Tyco, which is also a high-growth international company with a synergistic fire protection business.

* Western has offered no support for the notion that ADT's nationwide customer base would have any interest in buying electric power from a Kansas utility. In the current regulated environment, Western does not have the ability to sell power to ADT's national or international customer base. Even assuming the consummation of Western's acquisition of KCP&L, the combined company's utility customer base will still be concentrated in Kansas, Missouri and Oklahoma. Both ADT and Tyco currently operate throughout the United States, and not just in Kansas, Missouri and Oklahoma. Tyco's geographic reach is even broader than ADT's North American and European businesses, with a world-wide business that spans over 50 countries.

* Western has not stated how it would manage ADT's commercial security business, which ADT believes is far more sophisticated than Western's primarily residential security business. Unlike Western's security business, which is principally residential, ADT derives the majority of its security business revenue from commercial customers.

* Given Western's lack of a national presence and small customer base relative to other utilities and premier companies in other service-related industries, your Board does not believe that an amalgamation with Western would offer any meaningful strategic opportunity to ADT. In contrast, the Board believes that the Tyco Merger offers a significant strategic opportunity to combine the strengths of two high growth complementary businesses.

Even if You Do Not Support the Tyco Merger, You Should Maintain a Board that Is Independent from Western.

* Your Board unanimously believes that the Tyco Merger is in the best interests of ADT shareholders. However, even if you do not support or have not yet made a decision in respect of the Tyco Merger, your Board unanimously believes that the interests of the Company and all of its shareholders will be best served by retaining the Company's current Board, a majority of whom are independent. Your Board will continue to act on behalf of the Company and all of its shareholders independently of the interests of Western.

* The Western Proposals are part of Western's unsolicited attempt to obtain control of your Company and to complete its offer to acquire ADT without paying you what your Board considers to be fair and adequate value for your Common Shares. In effect, Western is asking you to appoint two of its own employee representatives to determine whether, and on what terms, your Company will be sold to Western. Western has already stated that the Western nominees are committed, subject to their fiduciary duties under Bermuda law, to taking "all actions necessary to expedite consummation of" the Western Offer and a subsequent amalgamation of the Company with a subsidiary of Western.

* Western's two nominees are Western's employees. Your Board believes that, as such, they are likely to act in a manner that will serve the interests of Western. Western admits that the Western nominees, although they would be subject to their fiduciary duties as directors under Bermuda law, could have interests that conflict with the interests of shareholders other than Western because the Western nominees are employed by Western. Furthermore, Western has taken the position that if the Western Proposals are adopted, the shareholders of ADT will have effectively approved the Western Offer. Your Board believes that ADT shareholders should vote against the Western Proposals because, if the Western nominees are elected, they will not seek to maximize value for all of ADT's shareholders. In short, your Board believes that Western is attempting to leverage its 24.4% holding to impose an unfavorable transaction on the Company and the rest of its shareholders.

ADT Is the Market Leader in the Electronic Security Business. The Tyco Merger Will Build on that Strength

* ADT is the market leader in the electronic security services business in North America and in the United Kingdom. In the United States, ADT is more than three times the size of the next largest competitor in terms of revenue. ADT believes that its electronic security services business enjoys high margins, has substantial operating leverage and generates substantial cash flow for re-investment in the business. At the end of 1996, ADT had recurring contractual payments of approximately $920 million from approximately 1.8 million customers.

* Since 1988, ADT's residential security system unit sales have experienced growth at a compound annual rate in excess of 36%. ADT provides electronic security and related services to more than one million residential customers across North America, and the Company believes that, in 1996, through its various channels of distribution, ADT installed a number of new residential security systems that is greater than the entire residential customer base of any of its competitors.

* Separately, as part of its efforts to broaden its distribution system and enhance its marketing strategies, the Company is pursuing partnering opportunities with premier companies in a variety of industries, including local and long distance communications providers, consumer electronics manufacturers, software developers, newspaper and entertainment companies, insurance underwriters and property-management service providers. The Company has recently entered into partnering arrangements with the following companies:

      * AT&T -- one of the leading telecommunications companies in the world;
      * Radio Shack -- ADT systems are now available in approximately 4,500 retail stores where numerous potential customers are exposed to ADT's products;
      * USAA -- approximately 3 million USAA members have the opportunity to lower their premiums through the ADT/USAA Home Security Program; and
      * HFS (through its CENTURY 21, ERA and Coldwell Banker businesses) -- ADT home security systems are now offered through a national network of approximately 10,000 real estate offices.

* The Tyco Merger will combine the favorable growth prospects of ADT with the strengths of Tyco's businesses. Your Board believes that Tyco's fire protection business will complement in particular ADT's commercial electronic security business and will permit the combined company to provide opportunities to achieve substantial benefits for its shareholders that might not otherwise be available.

The Tyco Merger and the Tyco Meeting

      On March 17, 1997, ADT and Tyco announced the Tyco Merger. The Tyco/ADT Subsidiary Merger Agreement provides for the merger of a wholly owned subsidiary of ADT with and into Tyco, with Tyco surviving as a wholly owned subsidiary of ADT. The combined company will be renamed Tyco International Ltd. The Tyco/ADT Subsidiary Merger Agreement provides generally that each share of Tyco common stock outstanding immediately prior to the effective time (the "Effective Time") of the Tyco Merger will be converted at the Effective Time into the right to receive and will be exchanged for one common share of the combined company. The existing Common Shares will remain outstanding. However, immediately prior to (but conditioned upon the occurrence of) the Effective Time, each Common Share then outstanding will be consolidated in the ratio of 0.48133 of a common share of the combined company. Based on the closing price per share of Tyco common stock immediately prior to the announcement of the Tyco Merger, the initial value per Common Share of the Tyco Merger was approximately $29.00. Based on the April 24, 1997 closing price per share of Tyco common stock of $59.375, the value per Common Share of the Tyco Merger was $28.58.

      In connection with the Tyco Merger, the Company has filed a Joint Proxy Statement/Prospectus on Form S-4 with the SEC which contains a more detailed description of the Tyco/ADT Subsidiary Merger Agreement, the date of and the proposals to be considered at the Tyco Meeting, and the reasons why your Board unanimously believes the Tyco Merger is in the best interests of ADT shareholders. The Company will be distributing to you in the near future a copy of the Joint Proxy Statement/Prospectus.

      The Tyco Merger is subject to a number of conditions, including among other things, (a) the approvals of the shareholders of ADT and Tyco of certain matters relating to the Tyco Merger and (b) the Tyco Merger qualifying for accounting treatment as a pooling of interests. The Tyco/ADT
Subsidiary Merger Agreement may be terminated under certain circumstances, including among other things, (i) by either party if the Tyco Merger has not been consummated by August 15, 1997, (ii) by ADT, if the requisite vote of Tyco shareholders has not been obtained by August 15, 1997, or by Tyco, if the requisite vote of ADT shareholders has not been obtained by August 15, 1997, and (iii) by either party, if the weighted trading average per share selling price of Tyco common stock for any ten consecutive trading day period commencing on or after April 8, 1997 is below $56. The conditions of the Tyco Merger and the termination rights under the Tyco/ ADT Subsidiary Merger Agreement are described in more detail in the Joint Proxy Statement/Prospectus that the Company will be distributing to you in the near future.

      It is currently anticipated that the Tyco Meeting will be held prior to the Western Meeting. However, the Western Meeting could be held prior to the Tyco Meeting if the Tyco Meeting is delayed beyond July 8, 1997 or if a court orders ADT to hold the Western Meeting at an earlier date which is prior to the Tyco Meeting.

Background

      According to Amendment No. 9 to Western's Schedule 13D with respect to ADT filed with the Securities and Exchange Commission (the "SEC") on December 18, 1996 (together with earlier amendments, the "Western Schedule 13D"), Western is currently the beneficial owner of 38,287,111 Common
Shares (including 14,115 shares issuable upon exchange of 500 Liquid Yield Option[Trademark] Notes ("LYONs")). As of April 18, 1997, this constituted approximately 24.9% of the total number of Common Shares then issued and outstanding.

      Since Western began acquiring its Common Shares in early 1996, direct contacts between ADT and Western have been limited and have not included discussions of a business combination. Senior representatives of ADT and Western have met on only one occasion, in early 1996. On that occasion, ADT Chairman Michael Ashcroft and one other ADT director met with representatives of Western to discuss possible joint marketing opportunities relating to certain energy products. However, before substantive discussions could commence on the feasibility of a joint marketing program, it was essential to resolve the issues arising from the fact that Western is a competitor of ADT in the security marketplace. No substantive proposals were put forward by Western, and no further discussions on this topic were held. In May 1996, Western's Chairman made one brief call to Mr. Ashcroft to attempt to arrange a subsequent meeting. In that call, Western's Chairman mentioned the possibility of a business combination with ADT. However, Western never came forward with any proposal regarding any such business combination, and no further meetings were held.

      Western notified ADT, by letter dated April 2, 1996, of its intention to vote its shares in opposition to the proposed amendment to ADT's 1993 Long Term Incentive Plan (the "Plan Amendment") at ADT's annual general meeting (the "Annual Meeting") on April 11, 1996 and urged the Board to consider withdrawing it from consideration at the Annual Meeting. The Board did not withdraw the Plan Amendment, and ADT's shareholders duly approved it at the Annual Meeting.

      On July 1, 1996, ADT entered into an amalgamation agreement with Republic Industries, Inc. ("Republic"), pursuant to which Republic was to enter into an amalgamation with ADT (the "Republic Merger"). In connection with the Republic Merger, ADT issued to Republic a share purchase warrant for 15,000,000 Common Shares (the "Republic Warrant"). On the same day, Michael
A. Ashcroft telephoned Western's Chairman to inform him of the proposed Republic Merger. On July 12, 1996, the Western Schedule 13D was amended to indicate that Western might determine to oppose the Republic Merger and might choose to exercise its appraisal rights under Bermuda law, although no final decision had yet been taken. On September 13, 1996, the Western Schedule 13D was amended to indicate that Western had determined to oppose the proposed Republic Merger. The termination of the proposed Republic Merger was announced on September 30, 1996.

      On December 18, 1996, Western notified ADT of its intention to file with the SEC a preliminary prospectus for the Western Offer. On December
18, 1996, Western filed a notice with ADT to requisition a special general meeting of ADT's shareholders to consider the Western Proposals. Western has stated that the purpose of the Western Proposals is to facilitate consummation of the Western Offer. Western has stated that its directors, if elected, intend to eliminate the protections for shareholders contained in ADT's Bye-Laws and ADT's Rights Agreement dated as of November 6, 1996, as amended (the "Rights Plan"). The Board believes Western's attempt to complete its offer in this manner is not in the best interests of ADT shareholders. On January 6, 1997, the Board met to consider the Western Proposals and the Western Offer and set the date for the Western Meeting for July 8, 1997. On January 7, 1997, the Company sent the notice of the Western Meeting to the holders of its Common Shares that is set forth as Schedule B hereto.

      On January 27, 1997, Western issued a press release announcing that on December 23, 1996, Western made its required filing under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), with regard to the Western Offer, and that on January 23, 1997, the 30-day waiting period required under the HSR Act had expired with no action being taken by the antitrust authorities.

      On February 7, 1997, Western and KCP&L issued a joint press release announcing that the two companies had entered into an Agreement and Plan of Merger (the "Western/KCP&L Merger Agreement") pursuant to which KCP&L would merge with and into Western. Under the terms of the Western/KCP&L Merger Agreement, subject to certain conditions, each share of KCP&L common stock would be converted into a number of shares of Western common stock, and Western would be the surviving corporation.

      Pursuant to a request by Republic, on February 10, 1997, ADT filed a registration statement with the SEC on Form S-3 registering, among other shares, the 15,000,000 Common Shares to be issued under the Republic Warrant. As of the date of this proxy statement, the registration statement has not yet been declared effective by the SEC.

      On February 27, 1997, the Board met to review and deliberate on the terms of the Western Offer with its legal and financial advisors, as well as to consider certain other items of business, but did not take any action on the Western Offer. On March 2, 1997, the Board again met with its legal and financial advisors and concluded that the Western Offer as of that date was inadequate.

      On March 3, 1997, Western issued a press release (the "March 3rd Press Release") in which it announced an intention to change the mix of consideration payable pursuant to the Western Offer, but without changing the maximum value of such consideration. Prior to the March 3rd Press Release, Western, in its preliminary prospectus, had stated that it intended to commence the Western Offer, upon the terms and subject to the conditions set forth in the Western S-4 and in a related Letter of Transmittal, to exchange $7.50 net in cash and a number of shares of Western common stock valued at a maximum of $15 (depending on a pricing formula) for each of the Common Shares validly tendered in the Western Offer. In the March 3rd Press Release, Western announced that it intended to amend the Western Offer to increase the cash portion of its offer to $10.00 per Common Share and to decrease the number of shares of Western common stock so that the maximum value of the shares of Western common stock exchangeable for each Common Share would be $12.50. The March 3rd Press Release stated that based on the closing price of Western's common stock on February 28, 1997, ADT shareholders would receive $10.00 in cash plus 0.41322 of a share of Western common stock for each Common Share pursuant to the Western Offer. The precise formula for determining the number of shares of Western common stock to be exchanged for each Common Share pursuant to the Western Offer was not set forth in the March 3rd Press Release. However, the press release does state that ADT shareholders would not receive more than 0.42017 of a share of Western common stock for each Common Share.

      On March 3, 1997, the Board met again with its legal and financial advisors and unanimously concluded that the Western Offer, as amended by the March 3rd Press Release, was inadequate. ADT filed a Schedule 14D-9 setting forth some of the factors the Board considered in reaching its conclusion.

      In order to implement the Board's original intentions in adopting the Rights Plan, on March 2, 1997, the Board resolved to effect certain changes to the Rights Plan as set forth in the First Amendment to Rights Agreement, dated as of March 3, 1997 (the "Amendment"). The Amendment limits the ability to redeem or revoke the rights issued under the Rights Agreement (the "Rights") by, among other things, (i) amending the definition of a continuing director on the Board (a "Continuing Director") to exclude persons elected to the Board as a result of a proxy solicitation or similar shareholder initiative if any participant in such initiative has stated (or a majority of the Board has determined in good faith) that such participant (or its affiliates or associates) intends to take, or may consider taking, any action that would result in (a) that person becoming a person (other than ADT or any employee benefit plan of ADT) that has acquired beneficial ownership of 15% or more of the Common Shares issued and outstanding (or, in the case of any person that beneficially owned more than 15% of the Common Shares on November 4, 1996, that person acquires more than such person owned as of such date) or (b) a merger, consolidation, or sale of a majority of the assets or voting power of the Company which causes the rights to be triggered and (ii) expanding the circumstances in which supplements, deletions or amendments to the Rights Plan must be approved by a majority of Continuing Directors. If the Western Proposals were adopted so that the only members of the Board were the Western nominees, there would be no Continuing Directors on the Board. As a result of the Amendment, the Western nominees would be unable to amend the Rights Plan or redeem the rights issued thereunder, which would negatively affect the ability of Western to complete the Western Offer.

      On March 17, 1997, ADT and Tyco announced the Tyco Merger.

      On March 17, 1997, Western commenced the Western Offer and stated that it had mailed the Western Prospectus and the Western Proxy to holders of ADT Common Shares.

      On March 18, 1997, Mr. Ashcroft made a brief courtesy call to Western's Chairman to confirm that Western's Chairman was aware of the recently announced Tyco Merger. In that call, Mr. Ashcroft mentioned that, in light of the improved Tyco Merger which would be of benefit to all ADT shareholders including Western, ADT would be willing to work with Western toward a mutually agreeable resolution of any outstanding issues in a manner consistent with the Tyco Merger. Western's Chairman indicated that he would consider the proposal.

      On March 21, 1997, ADT and Republic announced that Republic through Triangle Corporation, a Delaware corporation and wholly owned subsidiary of Republic ("Triangle") had exercised the Republic Warrant, purchasing 15,000,000 Common Shares at $20 per share. The Common Shares issued to Triangle as a result of the warrant exercise represent approximately 9.6 per cent of the enlarged outstanding share capital of ADT. Under the terms of the Republic Warrant, the Chairman of ADT has been granted an irrevocable proxy to vote, at any meeting of ADT's shareholders, the 15,000,000 Common Shares issued under the Republic Warrant, with respect to any matter to be voted upon by ADT's shareholders. The proxy expires as to any such Common Shares on the earlier of (i) September 27, 1998 and (ii) the date such shares are no longer held by Republic or any of its affiliates or nominees. Mr. Ashcroft, in his capacity as Chairman of the Board, has advised ADT that he intends to vote the 15,000,000 Common Shares as directed by the Board.

      On March 28, 1997, the Board resolved, by unanimous written consent, to extend the Distribution Date (as defined in the Rights Plan) for the Rights until August 15, 1997 or such earlier date as may be determined by the Board. On April 23, 1997, the Board resolved, by unanimous written consent, that (i) with respect to the Western Offer only, and provided that the Western Offer remains subject to the same terms and conditions as those prevailing on March 17, 1997, the Distribution Date for the Rights shall be June 17, 1997 or such earlier date as may be determined by the Board and
(ii) the Distribution Date in any other circumstances shall be the date as provided for in the Rights Plan.

      On March 28, 1997, ADT Investments, Inc. ("ADT Investments"), a wholly owned subsidiary of ADT and a record holder of Western common stock, served a demand on Western, pursuant to Section 17-6510 of the Kansas General Corporation Code, that Western provide ADT Investments with, among other things, a complete record or list of stockholders of Western as of the record date for determining stockholders entitled to vote (the "Record
Date") at the special meeting of Western's stockholders then scheduled for April 24, 1997 or as of a recent date if a Record Date list was not available. Such special meeting is currently scheduled for June 17, 1997. Western has refused ADT Investments' demand. ADT Investments is pursuing its remedies under Section 17-6510 of the Kansas General Corporation Code, including, on April 8, 1997, filing a petition in the District Court of Shawnee County, Kansas, for a summary order to compel Western to comply with ADT Investments' demand.

      On April 24, 1997, ADT Investments served an additional demand on Western, pursuant to Section 17-6510 of the Kansas General Corporation Code, that Western provide ADT Investments with, among other things, a complete record or list of stockholders of Western as of the record date for determining stockholders entitled to vote at the general meeting of Western's stockholders scheduled for May 29, 1997.

      On April 10, 1997, ADT Investments II, Inc. ("ADT Investments II"), a wholly owned subsidiary of ADT and a record holder of KCP&L common stock, served a demand on KCP&L, pursuant to Section 351.215 of the Missouri General and Business Corporation Law and Article VIII of KCP&L's By-Laws, that certain corporate books and records, including, inter alia, a complete record or list of shareholders of KCP&L as of a recent date, be made available for inspection by ADT Investments II, or that copies be delivered to ADT Investments II's agents for inspection. By letter dated April 14, 1997, KCP&L refused ADT Investments II's demand.

Certain Litigation

      On December 18, 1996, Westar Capital, Inc. ("WCI"), a subsidiary of Western, filed a complaint in the U.S. District Court for the Southern District of Florida (the "Court") against the Company, the directors of the Company and Republic. The complaint alleged that the Company and its directors breached their fiduciary duties to WCI and the Company's other shareholders (i) by issuing to Republic the Republic Warrant in connection with the Republic Merger, (ii) by adopting the Rights Plan and (iii) by holding shares of the Company in one of the Company's subsidiaries with the intention of voting those shares as needed to entrench existing management. The complaint sought a court order (i) declaring the Republic Warrant null and void or preventing the Company and Republic from exercising their rights under the Republic Warrant, (ii) directing the Company to redeem the Rights Plan, and (iii) preventing the Company from voting the shares held by its subsidiary. On December 23, 1996, the Court entered an order dismissing the complaint without prejudice on the grounds that the complaint contained inadequate and improper allegations relating to the Court's jurisdiction over the case.

      On December 27, 1996, WCI filed a second complaint with the Court which contained modified allegations relating to the Court's jurisdiction and identical substantive allegations as the prior complaint. On January 3, 1997, WCI filed an amended complaint which, in addition to the allegations made in the prior complaints, alleged that the Company and its directors have attempted to interfere with WCI's voting rights by seeking certain information from WCI pursuant to procedures established under the Company's Bye-Laws. The amended complaint sought the same relief as the prior complaints and also requested that the Court confirm WCI's voting rights.

      On January 21, 1997, the Court granted WCI leave to file a second amended complaint. The second amended complaint contained the same allegations as the amended complaint and in addition alleged (i) that the Company and its directors breached their fiduciary duties by setting a July 8, 1997 date for the Western Meeting, and (ii) that the Company and its directors violated Section 14(d) of the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"), by making a recommendation to the Company's shareholders regarding the tender offer without first making certain filings with the SEC. WCI asked for a court order (i) enjoining the Company from holding the Western Meeting on July 8, 1997, (ii) compelling the Company to hold the Western Meeting on or before March 20, 1997, and (iii) declaring that the Company had violated Section 14(d) and enjoining the Company from making any further recommendations relating to the tender offer until the required SEC filings are made.

      On January 23, 1997, WCI filed a motion for a preliminary injunction asking the Court to enjoin the Company from holding the Western Meeting on July 8, 1997, and compelling the Company to hold the Western Meeting on or before March 20, 1997. The Company and its directors have filed papers in opposition to WCI's motion. On March 4, 1997, WCI filed a supplemental brief in support of its motion for a preliminary injunction representing that WCI is no longer seeking a Western Meeting on or before March 20, 1997 on the grounds that such a meeting date would now be impractical. In its supplemental brief, WCI requests that the meeting date be set 30 days after its proxy materials for the Western Meeting are distributed. The Company and its directors have responded to this supplemental motion, arguing among other things that WCI's motion is moot due to the passage of time and changes in circumstances. As of the date of this proxy statement, the Court has not rendered any decision with respect to plaintiff's motion for a preliminary injunction.

      On January 27, 1997, the Company and its directors filed a motion to dismiss the second amended complaint based on, among other things, the Court's lack of personal jurisdiction over the Company and its directors and for failure to state a claim upon which relief can be granted. On February 21, 1997, the Court entered an order ruling that the second amended complaint did not adequately plead personal jurisdiction over the ADT defendants. On February 27, 1997, WCI filed a third amended complaint. The third amended complaint contained the same allegations as the second amended complaint and contained additional allegations relating to personal jurisdiction.

      On February 19, 1997, WCI filed a motion for an expedited trial on its claims relating to the Republic Warrant and the shares of ADT held by one of ADT's subsidiaries. WCI also requested that the Court enter an order providing that it be given five days' notice before the Republic Warrant is exercised. On March 12, 1997, the Court denied that motion.

      On March 11, 1997, the Court granted WCI leave to file a fourth amended complaint. The fourth amended complaint contains the same allegations as those in the third amended complaint as well as additional allegations relating to the Amendment. In addition to the relief previously requested, the fourth amended complaint seeks judicial nullification of the Amendment and a rescission of actions by ADT if shown that a subsidiary of ADT cast decisive votes as a shareholder with respect to those actions.

      On March 17, 1997, the Company and its directors filed a motion to dismiss the fourth amended complaint based on, among other things, the Court's lack of personal jurisdiction over the Company and its directors and for failure to state a claim upon which relief can be granted. This motion has been fully briefed and awaits a decision of the Court. The Company and the Board believe that the allegations in WCI's fourth amended complaint are without merit and intend to vigorously defend against them.

      On March 24, 1997, WCI filed a motion for a preliminary injunction (i) preventing Republic from selling or transferring any of the Common Shares issued upon the exercise of the Republic Warrant and (ii) preventing the Chairman of ADT from exercising the proxy in relation to those shares. On April 7, 1997, the Company and the Board filed papers in opposition to this motion. The Company and the Board believe that the motion is meritless and intend to vigorously oppose it.

      On April 16, 1997, WCI filed a petition with the Supreme Court of Bermuda (the "Bermuda Court") in which WCI alleges that the Tyco Merger has been structured in order to deprive WCI and the Company's other shareholders of their appraisal rights under Section 106 of the Bermuda Companies Act (the "Act") applicable to an amalgamation under the Act. Although the Company is acquiring Tyco in that transaction, WCI maintains that in actuality Tyco is acquiring the Company and that the transaction should be treated as an amalgamation between the Company and Tyco which would trigger appraisal rights under Bermuda law. WCI alleges that the Company's actions are oppressive and prejudicial to it. WCI asks the Court to order that the Tyco Merger be enjoined unless the Company's shareholders are permitted to exercise all rights they would be entitled to, including appraisal rights, if the transaction between the Company and Tyco were an amalgamation under Bermuda law. In order for WCI's petition to prevail, the Bermuda Court must find that the structure of the Tyco/ADT Subsidiary Agreement is so oppressive and prejudicial to the Company's shareholders, or some part of them, that it would otherwise justify the winding up of the Company under Bermuda law. The Company believes that the allegations in WCI's petition are without merit and intend to vigorously defend against them. On April 23, 1997, the Company filed a petition to strike out WCI's petition with the Bermuda
Court on the grounds that (i) the petition discloses no reasonable cause of action, (ii) the petition is frivolous, embarrassing and vexatious and
(iii) the petition is otherwise an abuse of the process of the Bermuda
Court.

      On December 26, 1996, Charles Gachot filed a complaint in the Florida Circuit Court for the Fifteenth Judicial Circuit in Palm Beach County,
Florida against the Company, certain of its present and former directors, Western and WCI. The complaint was brought on behalf of a class of all shareholders of the Company and alleges that Western and WCI have breached their fiduciary duties to the Company's shareholders by offering an inadequate price for the outstanding Common Shares. The complaint seeks to enjoin Western and WCI from acquiring the outstanding Common Shares. The complaint also alleges that the Company and its directors have refused to negotiate with Western and WCI and that the Republic Warrant and the Rights Plan are improper. The complaint seeks unspecified monetary relief from all defendants. The Company and the Board believe that the allegations in Gachot's complaint against the Company and the directors are without merit and intend to vigorously defend against them.

      On February 7, 1997, ADT Operations, Inc. ("ADT Operations"), a subsidiary of ADT, filed a complaint in the Supreme Court of the State of New York, County of New York against The Chase Manhattan Bank, N.A. ("Chase").
The complaint states that Chase has been an important lender and financial advisor to ADT Operations since 1993 and that, in the course of this business relationship, ADT Operations has disclosed confidential business information to Chase. The complaint asserts that ADT Operations and Chase expressly agreed that Chase would not aid any third party in a hostile takeover bid for ADT. The complaint alleges that Chase is currently aiding Western in its attempt to take control of ADT and that Chase's actions constitute: (i) a breach of an express agreement between Chase and ADT Operations; (ii) a breach of the implied covenant of good faith that is part of the express agreement between Chase and ADT Operations; and (iii) a breach of the fiduciary duties that Chase owes to ADT Operations. The complaint further alleges that Chase breached a confidentiality agreement with ADT Operations by providing Western with confidential and proprietary information about ADT Operations and ADT and by using such information in assessing whether to aid Western in Western's hostile takeover bid. The complaint also alleges that Chase negligently and/or fraudulently failed to disclose to ADT Operations that Chase was advising Western regarding a possible hostile takeover bid for ADT. The complaint seeks $50 million in monetary damages. The complaint also seeks to enjoin Chase from advising, funding, or participating in Western's attempts to take control of ADT and from disclosing any confidential information regarding ADT Operations and ADT. On March 3, 1997, Chase filed a motion for dismissal of ADT Operations' complaint or, alternatively, summary judgment. This motion, originally scheduled to be heard on April 11, 1997, has been adjourned and will be heard not earlier than May 19, 1997.

      On February 7, 1997, ADT Operations filed a motion for a preliminary injunction, seeking to enjoin Chase from: (i) advising, funding, or assisting Western in its efforts to take over ADT or participating in these efforts; and (ii) using or disclosing any confidential information that ADT Operations provided to Chase. In addition, ADT Operations has sought expedited discovery on issues regarding the preliminary injunction. On February 19, 1997, Chase filed papers in opposition to this motion. The motion was argued before the Court on February 24, 1997 and is currently pending. As a result of a hearing held on March 25, 1997, ADT was granted the right to take three depositions and obtain certain documents from Chase.

      On March 11, 1997, Crandon Capital Partners ("CCP") filed a complaint in the Florida Circuit Court for the Fifteenth Judicial Circuit in Palm Beach County, Florida against the Company, certain of its current and former directors, and Republic. The complaint was brought by CCP in a derivative capacity on behalf of ADT. The complaint alleges that ADT's directors breached their fiduciary duties and wasted corporate assets in connection with (i) the granting of options to certain officers of ADT in 1996, (ii) the issuance of the Republic Warrant, (iii) the implementation of the Rights Plan and (iv) the harassment and attempted disenfranchisement of WCI. The complaint seeks an unspecified amount of damages and a court order directing ADT's directors to establish a system of internal controls to prevent repetition of the alleged breaches of fiduciary duty and corporate waste. The Company and the Board believe that the allegations in the complaint brought by CCP are without merit and intend to vigorously defend against them.

Matters to Be Voted upon at the Western Meeting

The Western Proposals

      Western has presented the following resolutions for consideration at the Western Meeting:

Proposal 1. The Western Removal Proposal.

      1. RESOLVED, that subject to Resolutions 2 and 3 below being passed all of the present members of the Board of Directors of the Company (the
"Board") and any other person who may be a director of the Company at the time of the Meeting be and are hereby removed from the office of director.

Proposal 2. The Western Reduction Proposal.

      2. RESOLVED, FURTHER, that the number of seats on the Board from and after the date of this resolution shall be two (2).

Proposal 3. The Western Election Proposal.

      3. RESOLVED, FINALLY, that the directors of the Company from and after the date of this resolution until the next annual general meeting of the Company or until their successors have been duly elected shall be Steven L. Kitchen and Steven A. Millstein, or if either is unable to serve as a director of the Company due to death, disability or otherwise, any other person designated as a director nominee by Westar Capital, Inc.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" EACH OF THE WESTERN PROPOSALS.

General

Outstanding Voting Shares

      Notice of the Western Meeting has been sent to all holders of record of the Common Shares at the close of business on January 3, 1997, which has been fixed as the record date for notice of the Western Meeting. Except as provided in the Bye-Laws of the Company, all holders of record of the Common Shares on the date of the Western Meeting will be entitled to attend, and vote at, the Western Meeting. If the Tyco Merger has been consummated prior to the date of the Western Meeting, all holders of record of Common Shares issued in connection with the Tyco Merger will also, except as aforesaid, be entitled to attend, and vote at, the Western
Meeting. Outstanding and entitled to vote, as of April 18, 1997, were 156,828,305 Common Shares, including 3,182,787 Common Shares owned by a subsidiary of the Company and 15,000,000 Common Shares beneficially owned by Republic which are subject to a proxy in favor of the Chairman of ADT. Except as provided in the Company's Bye-Laws, all of such Common Shares are entitled to vote at the Western Meeting and, on a poll, each Common Share is entitled to one vote on each matter.

Vote Required

      Common Shares will vote together as a single class with respect to the Western Proposals. The affirmative vote of the majority of Common Shares represented and voting at the Western Meeting is required for the approval of each proposal to be put before the ADT shareholders at the Western Meeting.

      Pursuant to Bermuda law, only votes cast for a matter constitute affirmative votes. Votes represented at the meeting which are withheld, represented by "broker non-votes" as discussed below or which abstain from voting are counted for quorum purposes only. At the Western Meeting not less than two holders of Common Shares present in person or by proxy shall form a quorum for the transaction of business, and if a quorum does not assemble within half an hour after the time appointed for the Western Meeting, the Western Meeting shall be dissolved.

      Shares represented by "broker non-votes" (i.e., shares held by brokers or nominees which are represented at a meeting but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will be counted for purposes of determining whether there is a quorum at the Western Meeting, but will be considered to be voted only as to those matters actually voted on. In accordance with rules of the New York Stock Exchange, brokers and nominees are precluded from exercising their voting discretion with respect to the approval and adoption of non-routine matters such as the Western Proposals. Thus, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote such shares with respect to the approval and adoption of the Western Proposals.

Voting Your Proxy

      Your Board is soliciting proxies for the Western Meeting AGAINST the Western Proposals.

      Shares represented by such properly executed proxies will be voted as directed therein (unless the proxy receives instructions from the appointing shareholder altering the way in which the proxy is to vote, in which case, the proxy will vote in accordance with the instructions as altered). In the absence of direction from a shareholder, proxies held by Michael A. Ashcroft, Stephen J. Ruzika or John D. Campbell will be voted AGAINST the Western Proposals. You may revoke your proxy by giving written notice of revocation to the Secretary of the Company at any time before it is voted, by submitting a later-dated form of proxy or by attending the Western Meeting and voting your shares in person. A later-dated proxy, although effective to revoke an earlier proxy if received any time before the Western Meeting, will only be effective as a proxy if received by the Registrars of the Company at least 24 hours before the time of the Western Meeting.

      The Board is not currently aware of any business to be acted upon at the Western Meeting other than as described in this Proxy Statement. If other matters are properly brought before the Meeting, the persons appointed as proxies, except as otherwise provided on the proxy card, will have discretion to vote or act thereon according to their best judgment.

      A form of proxy is enclosed with this document. You are requested to complete and return this as soon as possible. In order to be valid, a form of proxy for the Western Meeting must be completed in accordance with the instructions on it and received by the times and dates set forth below at any of the offices of the Company's Registrars and agents, whose names and addresses are set out below:

           In the United States, to the U.S. agent:

           by hand delivery by 12:00 midnight on July 3, 1997 (Eastern Daylight Time) at:

           D.F. King & Co., Inc.
           77 Water Street, 20th Floor
           New York, New York 10005

           by mail to be received by 12:00 midnight on July 3, 1997 (Eastern Daylight Time) to:

           D.F. King & Co., Inc.
           Wall Street Station
           P.O. Box 411
           New York, New York 10269-0069

           in each case for delivery to the Registrars of the Company.

           In the United Kingdom, to the U.K. agent:

           by hand delivery or by mail, in each case, to be received by 12:00 noon on July 5, 1997 (British Summer Time) at:

           D.F. King (Europe) Limited
           Royex House, Aldermanbury Square
           London EC2V 7HR
           United Kingdom

           for delivery to the Registrars of the Company.

           In Bermuda:

           to the Registrars, by 9:00 a.m. on July 7, 1997 (Bermuda Time) by hand or mail at:

           AS&K Services Limited
           Cedar House
           P.O. Box HM 1179
           41 Cedar Avenue
           Hamilton HM EX
           Bermuda

Security Ownership of Certain Beneficial Owners and Management

      The following table sets forth certain information, with respect to beneficial ownership (determined in accordance with Rule 13d-3 under the Exchange Act) of Common Shares by any person known by ADT to beneficially own more than five per cent of the outstanding Common Shares (i) as at April 17, 1997 by FMR Corp. ("FMR"); (ii) as at March 17, 1996 by WCI;
(iii) as at March 21, 1997 by Republic and (iv) as at April 18, 1997 by (a) all directors of ADT, (b) the named directors and officers of ADT, including three executive officers of subsidiaries of ADT, and (c) all directors and executive officers of ADT as a group. An asterisk indicates ownership of less than one per cent of outstanding Common Shares.

                                     Number of
                                     Common Shares
Name of Beneficial Owner             Beneficially                % of
or Identity of Group                 Owned(1), (2)               Class(3)
------------------------             -------------               --------

Westar Capital, Inc.(4)                38,287,111                 24.9%
  818 Kansas Avenue
  Topeka, Kansas 66601
Republic Industries, Inc.(5)           15,000,000                  9.8%
  450 East Las Olas Boulevard
  Fort Lauderdale, Florida 33301
FMR Corp.(6)                           12,004,114                  7.6%
  82 Devonshire Street
  Boston, Massachusetts 02109
M.A. Ashcroft(7)                       26,525,718                 16.2%
J.E. Danneberg                                102                   *
R.A. Gross                                  2,000                   *
A.B. Henderson                                621                   *
R.G. Lakey                                 25,000                   *
J.S. Pasman, Jr.                            2,000                   *
M.J. Richardson                           327,837                   *
S.J. Ruzika                             1,307,407                   *
W.P. Slusser                                2,800                   *
W.W. Stinson                                3,010                   *
R.S. Troubh                                 2,500                   *
All directors and executive
  officers as a group, 11 persons(8)   28,198,995                 17.0%
_______________
(1) Includes Common Shares which may be acquired upon exercise of the following number of options to purchase Common Shares from ADT exercisable on or within 60 days of April 18, 1997 beneficially owned by the following persons: M.A. Ashcroft, 10,150,000; R.A. Gross, nil;
    R.G.  Lakey, 25,000;  M.J.  Richardson, 315,000 and S.J.  Ruzika,
    1,291,665.

(2) For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any Common Shares which such person has the right to acquire on or within 60 days after April 18, 1997. For purposes of computing the percentage of outstanding Common Shares held by each person or group of persons named above, any security which such person or persons has or have the right to acquire on or within 60 days after April 18, 1997 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(3) Based upon Common Shares outstanding on April 18, 1997, but excluding 3,182,787 Common Shares owned by a subsidiary of ADT.

(4) ADT has received an Amendment No. 10 to Schedule 13D dated March 17, 1997 filed with the SEC by WCI, a wholly owned subsidiary of Western, in respect of ownership of 38,287,111 Common Shares. ADT has not attempted to verify independently any of the information contained in the Schedule 13D.

(5) The Company has received Amendment No. 2 to Schedule 13D dated March 26, 1997, describing that on March 21, 1997, Republic, through Triangle, purchased 15,000,000 Common Shares by exercise of the Republic Warrant. Under the terms of the Republic Warrant, Triangle has granted the Chairman of ADT an irrevocable proxy to vote, at any meeting of ADT's shareholders, the 15,000,000 Common Shares issued under the Republic Warrant, with respect to any matter which shall be voted upon by ADT's shareholders. The proxy expires as to any such Common Shares on the earlier of (i) September 27, 1998 and (ii) the date such shares are no longer held by Republic or any of its affiliates or nominees. Mr. Ashcroft, in his capacity as Chairman of the Board, has advised ADT that he intends to vote the 15,000,000 Common Shares as directed by the Board. The issuance of these 15,000,000 Common Shares to Triangle and the granting by Triangle of the irrevocable proxy to the Chairman of ADT to vote these shares is the subject of litigation. See "Certain Litigation."

(6) ADT has received a notification dated April 18, 1997 from FMR in respect of ownership of 12,004,114 Common Shares at April 17, 1997 by accounts under the discretionary investment management of its wholly owned subsidiaries Fidelity Management & Research Company and Fidelity Management Trust Company (together "FMR Corp."). ADT has not attempted to independently verify any of the information provided by FMR.

(7) The number of Common Shares beneficially owned by Mr. Ashcroft includes 718 Common Shares owned by Mr. Ashcroft's wife and 15,000,000 Common Shares owned by Triangle. Mr. Ashcroft disclaims beneficial ownership of the Common Shares held by Triangle. See footnote (5). On April 4, 1997, Mr. Ashcroft transferred 9,000,000 shares, comprised of 8,000,000 options and 1,000,000 Common Shares, beneficially owned by him, and representing 5.6% of the Common Shares outstanding as of April 18, 1997, to an irrevocable trust of which Mr. Ashcroft and his family are beneficiaries and for the benefit of charities.

(8) The address for these officers and directors is the address of ADT.


Directors and Executive Officers

Directors of the Company

      Set forth below are the names, ages, positions and certain other information concerning the current directors and executive officers of the Company and three executive officers of subsidiaries of the Company as at December 31, 1996.

Name                     Age   Position with Company
----                     ---   ---------------------

Michael A. Ashcroft      50    Chairman of the Board; Chief Executive Officer
John E. Danneberg        50    Director
Raymond A. Gross         47    Senior Vice President of ADT Security
                                 Services, Inc.
Alan B. Henderson        63    Director
Ronnie G. Lakey          42    Director of ADT (UK) Holdings PLC
James S. Pasman, Jr.     66    Director
Michael J. Richardson    60    President and Chief Executive Officer of ADT
                                 Automotive, Inc.
Stephen J. Ruzika        41    Chief Financial Officer; Executive Vice
                                 President; Director
W. Peter Slusser         67    Director
William W. Stinson       63    Director
Raymond S. Troubh        70    Director
__________

      Mr. Ashcroft has been Chairman and Chief Executive Officer of the Company since 1984 and is Chairman of the Executive Committee. He was Chairman and Chief Executive Officer of the Company's predecessor company, Hawley Group PLC, from 1977 to 1984. He is the non-executive Chairman of BHI Corporation.

      Mr. Danneberg has been a director of the Company since December 1991 and was previously a director of the Company from 1984 to June 1991. He was the President of Foliage Plant Systems, Inc., an interior landscape contractor, from 1988 to October 1995.

      Mr. Gross has been a Senior Vice President of ADT Security Services, Inc. since March 1, 1996. From August 1993, he was President and Chief Executive Officer of Alert Centre, Inc., which was acquired by ADT in December 1995, and prior to that he was President/General Manager of Cellular One of Ohio from November 1988.

      Mr. Henderson has been a director of the Company since 1992 and is a member of the Audit and Remuneration Committees. He is Chairman of Ranger Oil (UK) Limited, an oil exploration and production company, and has been a director of Ranger Oil (UK) Limited since 1972. He is also Chairman of Abtrust Emerging Economies Investment Trust Plc and Abtrust New Thai Investment Trust Plc, and is a director of Abtrust New Dawn Investment Trust Plc, Energy Capital Investment Company PLC and Greenfriar Investment Company PLC.

      Mr. Lakey has been a director of ADT (UK) Holdings PLC since its incorporation in 1996. He has operational responsibility for the Company's electronic security services operations in Canada and Europe. He has held various positions with the Company since joining in 1987.

      Mr. Pasman has been a director of the Company since 1992 and is a member of the Audit and Remuneration Committees. He was President and Chief Operating Officer of National Intergroup, Inc., an industrial holding company, from 1989 to 1991 and was Chairman and Chief Executive Officer of Kaiser Aluminum and Chemical Corp., an aluminum and chemical company, from 1987 to 1989. He is a director of BEA Income Fund, Inc., BEA Strategic Income Fund, Inc. and BT Insurance Funds Trust.

      Mr. Richardson has been since 1982 the President and Chief Executive Officer of ADT Automotive, Inc., which supervises ADT's vehicle auction services business.

      Mr. Ruzika has been a director and Executive Vice President of the Company since 1987, has been Chief Financial Officer since 1989 and President of ADT Security Services, Inc. since 1996. He is a member of the Executive Committee. He was previously Chief Financial Officer of the Company's United States operations. He is also a non-executive director of BHI Corporation.

      Mr. Slusser has been a director of the Company since 1992 and is a member of the Audit and Remuneration Committees. He has been the President of Slusser Associates, Inc., a private investment banking firm in New York City, since 1988 and was previously a managing director and head of mergers and acquisitions at PaineWebber Incorporated. He is a director of Ampex Corporation, a leading producer of high performance television and data storage recording systems.

      Mr. Stinson has been a director of the Company since 1991. He retired as Chairman and Chief Executive Officer of Canadian Pacific Limited in 1996 after serving as Chief Executive Officer for 11 years. He remains a director of that company. He is also a director of Laidlaw, Inc., Western Star Trucks Inc., Sun Life Assurance Company of Canada, and a number of other corporations.

      Mr. Troubh has been a director of the Company since 1991 and is a member of the Audit and Remuneration Committees. He has been an independent financial consultant since 1974. He is a director of America West Airlines, Inc., ARIAD Pharmaceuticals, Inc., Becton, Dickinson and Company, Diamond Offshore Drilling, Inc., Foundation Health Systems, Inc., General American Investors Company, Inc., Olsten Corporation, Petrie Stores Corporation, Time Warner Inc., Triarc Companies, Inc. and WHX Corporation.

      Each director is currently serving a term which expires at the next annual general meeting. Under the Bye-Laws of the Company, no person other than a director retiring at a general meeting of the Company shall, unless recommended by the directors, be eligible for election to the office of director unless, between six and 28 days before the meeting date, the Secretary of the Company has been given, by a shareholder of the Company (other than the person to be proposed) entitled to attend and vote at the meeting for which such notice is given, written notice of his intention to propose such person for election and also written notice, signed by the person to be proposed, of his willingness to be elected. A director may hold any other office or position of profit under the Company (other than the office of Auditor) in conjunction with this office of director for such period and on such terms as the Company may from time to time determine in general meeting.

Meetings and Committees of the Board

      During 1996, there were eleven meetings of the Board. All directors attended at least 75 per cent of the meetings of the Board and of the committees of which they were members.

      The Board has several committees, including an Audit Committee and a Remuneration Committee. The Audit Committee, formed in 1991, and the Remuneration Committee, formed in 1992, each consist entirely of independent directors who are Messrs. Henderson, Pasman, Slusser and Troubh. During 1996, there were four meetings of the Audit Committee and four meetings of the Remuneration Committee. The function of the Audit Committee is to review the services performed by the Company's independent accountants and to review and act or report to the Board with respect to the scope of audit procedures and accounting practices. The function of the Remuneration Committee is to review and approve compensation and other employment benefits afforded certain executive officers. The Company has no standing nominating committee.

Compensation of Directors

      Directors who are not employees of the Company are paid an annual director's fee of $25,000 each and are reimbursed for reasonable and customary travel and other expenses incurred in performing their duties. In addition, Messrs. Henderson, Pasman, Slusser and Troubh are each paid an annual sum of $15,000 for their services on the Audit and Remuneration Committees.

Directors of Tyco

      The Tyco/ADT Subsidiary Merger Agreement entered into by ADT and Tyco in connection with the Tyco Merger provides that ADT shareholders will be asked at the Tyco Meeting to vote to increase the number of directors on the Board to eleven, to remove all but three of the current members of the Board and to elect the eight current directors of Tyco listed below to the board of directors of the combined company effective at the effective time of the Tyco Merger. It is the intention of the Board to recommend the current directors of Tyco for election to the board of the combined company. If this proposal is approved at the Tyco Meeting by the requisite vote of ADT shareholders and the Tyco Merger is consummated prior to the Western Meeting, the directors of Tyco listed below will become directors of ADT. In that event, the Western Removal Proposal will be to remove all eleven of the then current members of the Board, including the three current members of the Board and the eight current directors of Tyco.

      Set forth below are the names and ages of the eight current directors of Tyco as of April 18, 1997, each such person's principal occupation or employment during the past five years, and any directorships held by such person in any other company with a class of securities registered under the Securities Exchange Act of 1934, as amended. None of these individuals currently owns any Common Shares.

Name                    Age  Position with Company
----                    ---  ---------------------

L.  Dennis Kozlowski     50  Chairman of the Board of Tyco (January 1993--
                             present);  Chief Executive Officer of Tyco
                             (July 1992--present);  President of the Tyco
                             (December 1989--present);  President, Grinnell
                             Corporation (January 1984--present);
                             Director, Thiokol Corp., (aerospace and
                             defense products)  (August 1993--present);
                             Director, Applied Power Inc.  (control
                             products)  (July 1994--present);  Director,
                             Raytheon Company (electronic systems and equipment) June 1995--present); Director,
                             RJR Nabisco Holdings Corp.  June 1996--
                             present).

Joshua M. Berman        58   Counsel to Kramer, Levin, Naftalis & Frankel
                             (counselors at law) (April 1985--present);
                             Secretary of Tyco.

Richard S. Bodman       58   Managing General Partner, AT&T Ventures LLC (May
                             1996--present);  Senior Vice President,
                             Corporate Strategy and Development, AT&T
                             Corporation (communications)  (August 1990--May
                             1996);  Director, Reed Elsevier, plc (publishing)
                             (June 1996--present);  Director, Lin Television
                             (broadcasting)  (May 1996-- present);  Director,
                             National Housing Partnerships Inc. (real estate)
                             (August--present).

John F. Fort, III       54   Chairman of the Board of Tyco (1982--December
                             1992);  Chief Executive Officer of Tyco
                             (1982--June 1992);  Director, Dover
                             Corporation (diversified manufacturer)
                             (November 1989--present);  Director, Roper
                             Industries (diversified products)  (December
                             1995--present).

Stephen W. Foss         54   Chairman, President and Chief Executive Officer,
                             Foss Manufacturing Company Inc. (manufacturer of non-woven fabrics) (for more than five years); Director, Ameron International
                             (diversified manufacturer)  (1994--present).

Richard A. Gilleland    52   Director, DePuy International (medical products)
                             (July 1996--present);  President and Chief
                             Executive Officer, AMSCO International, Inc.
                             (infection control products)  (July 1995--July
                             1996);  Senior Vice President of Tyco (October
                             1994--July 1995);  Chairman, President and
                             Chief Executive Officer, The Kendall Company
                             (July 1990--July 1995);  Director, Remington
                             Arms Company, Inc.  (firearms and ammunition)
                             (March 1994--present);  Director, Physicians
                             Resource Group (physician practice management services) (June 1995--present).

Philip M. Hampton       63   Co-Managing Director, R.H. Arnold & Co.
                             (investment bank)  (April 1997--present);
                             Chairman of the Board, Metzler Corporation
                             (investment bank)  (October 1989--March 1997);
                             Director and Vice Chairman, Bankers Trust New
                             York Corporation (1986--1989).

Frank E. Walsh, Jr.     55   Chairman, Sandyhill Foundation (charitable
                             organization)  (August 1996--present);
                             Chairman, Wesray Capital Corporation (private
                             investment firm)  (October 1989--January
                             1996).
______________

Executive Compensation

Summary Compensation Table

      Shown below is information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 1996, 1995 and 1994, of those persons who were, at December 31, 1996 (i) the Chief Executive Officer and (ii) the other four most highly compensated executive officers of the Company, including three executive officers of a subsidiaries of the Company (the "Named Officers").

                                                                                    Long-Term
                                                                                   Compensation
                                             Annual Compensation(1)                   Awards
                                  ------------------------------------------       --------------
                                                                                     Securities
                                                                                     Underlying
                                                                                    Stock Options        All Other
Name and principal position       Year           Salary              Bonus              (#)             Compensation
---------------------------       ----         ----------         ----------       --------------      -------------

Michael A. Ashcroft(2)            1996         $1,143,844         $2,344,880          5,000,000          $1,330,380(3)
Chairman of the Board;            1995         $1,089,375         $2,233,219          1,500,000          $1,921,939
Chief Executive Officer           1994         $1,037,500         $1,945,313            750,000          $  783,403

Raymond A. Gross                  1996         $  183,353(4)      $   82,500            100,000                 -0-
Senior Vice President of          1995                -0-                -0-                -0-                 -0-
ADT Security Services, Inc.       1994                -0-                -0-                -0-                 -0-

Ronnie G. Lakey                   1996         $  248,962         $  125,000            100,000          $   27,020(5)
Director of ADT (UK)              1995         $  195,866         $  140,000             20,000          $   14,822
Holdings PLC                      1994         $  188,827         $  135,000             25,000          $   14,138

Michael J. Richardson(5)          1996         $  335,000         $  222,705             40,000          $    6,461(7)
Chief Executive Officer of        1995         $  314,000         $  145,245             50,000          $    6,461
ADT Automotive, Inc.              1994         $  300,000         $  115,000             45,000          $    6,480

Stephen J. Ruzika(7)              1996         $  686,306         $1,100,000(9)         208,333          $   40,323(10)
Chief Financial Officer;          1995         $  653,625         $  250,000            500,000          $   37,432
Executive Vice President;         1994         $  622,500         $  200,000            250,000          $   35,639
Director

---------------
(1) While officers enjoy certain perquisites, such perquisites did not exceed the lesser of $50,000 or 10 per cent of each officer's salary and bonus. Except as set forth below under "Employment Contracts, Termination of Employment and Change in Control Arrangements", a change in control of the Company does not of itself require the payment of any moneys to any of the Named Officers. However, such an event does accelerate the vesting of certain pension rights and the exercisability of certain stock options.

(2) The salary, bonus and all other compensation shown in respect of 1994 and 1995 represent Mr. Ashcroft's entitlement to those amounts. Mr. Ashcroft utilized $2,500,000 of the compensation due to him for 1995, being the whole of his bonus entitlement of $2,233,219 and $266,781 of his other compensation to subscribe for options, at the rate of $2.50 per option, to subscribe for Common Shares. Mr. Ashcroft also utilized $2,500,000 of the compensation due to him for 1994, being the whole of his bonus entitlement of $1,945,313 and $554,687 of his other compensation entitlement, to subscribe for these options.

(3) The other compensation due to Mr. Ashcroft in respect of 1996 represents the US dollar equivalent of Pound Sterling851,344 being an amount in lieu of providing Mr. Ashcroft with retirement and death benefits under a defined pension plan. The amounts in respect of 1995 and 1994, and which are referred to in note (2) above, were the equivalents of Pound Sterling1,217,341 and Pound Sterling511,126, respectively.

(4) Represents salary since joining ADT Security Services, Inc. in March 1996. Mr. Gross's annualized salary for 1996 was $220,000.

(5) Represents $27,020, $14,822 and $14,138 for the amount contributed to Mr. Lakey's retirement income plan for 1996, 1995 and 1994, respectively.

(6) The salary amount shown for 1996 represents Mr. Richardson's entitlement to salary in the year. Prior to becoming entitled to receive certain salary, however, Mr. Richardson elected to receive options at the rate of $2.50 per option, to subscribe for Common Shares at an exercise price of $8.625 per share, in lieu of receiving $69,444, $83,333 and $97,222 in salary in 1996, 1995 and 1994, respectively.

(7) Represents $4,500 contributed for 1996, 1995 and 1994 to a defined contribution 401(k) pension benefit plan, and $1,961, $1,961 and $1,980 for 1996, 1995 and 1994, respectively, which is the aggregate incremental cost to the Company of providing Mr. Richardson with enhanced group term life insurance benefits.

(8) The salary amount shown for 1996 represents Mr. Ruzika's entitlement to salary in the year. Prior to becoming entitled to receive certain salary, however, Mr. Ruzika elected to receive options at the rate of $2.50 per option, to subscribe for Common Shares at an exercise price of $8.625 per share, in lieu of receiving $80,136, $104,167 and $128,198 in salary in 1996, 1995 and 1994, respectively.

(9)  Mr. Ruzika earned a bonus for 1996 of $1,100,000 (1995 - $250,000)
     under a bonus arrangement by which payments are related directly to the performance of the Common Share price.

(10) Represents $37,639, $35,777 and $34,003 contributed to Mr. Ruzika's retirement income plan in 1996, 1995 and 1994, respectively, and $2,684, $1,655 and $1,636 for 1996, 1995 and 1994, respectively, which is the estimated aggregate incremental cost to the Company of providing Mr. Ruzika with supplemental term life insurance.


Option Grants in Last Fiscal Year

      Shown below are all grants of share options to the Named
Officers during the fiscal year ended December 31, 1996. The following table shows, along with certain information, hypothetical realizable values of share options granted for the last fiscal year, at assumed rates of cumulative share price appreciation over the ten-year life of such options. These assumed rates of appreciation are set by the rules of the SEC and are not intended to forecast appreciation of the price of the Common Shares. These hypothetical values have not been discounted to reflect their present values.

                                                                                                    Potential Realizable Value
                                                                                                      at Assumed Annual Rates
                                                                                                    of Share Price Appreciation
                                                    Individual Grants                                   for Option Term(2)
                            -----------------------------------------------------------------      -------------------------------
                                              % of Total         Exercise
                                           Options Granted          or
                             Options         to Employees       Base Price
Name                        Granted(1)      in Fiscal Year      ($/share)     Expiration Date             5%               10%
----                        ----------     ---------------      ----------    ---------------         -----------      -----------
Michael A. Ashcroft(2)       5,000,000            78.3%           $15.00          Aug 4, 2003         $30,968,000      $74,713,000
Raymond A. Gross               100,000             1.6%           $16.50          May 6, 2006         $ 1,017,000      $ 2,597,000
Ronnie G. Lakey                100,000             1.6%           $16.50          May 6, 2006         $ 1,017,000      $ 2,597,000
Michael J. Richardson           40,000             0.6%           $16.50          May 6, 2006         $   407,000      $ 1,039,000
Stephen J. Ruzika(2)           208,333             3.3%           $15.00       April 29, 2004         $ 1,452,000      $ 3,567,000

---------------
(1) The options granted to Mr. Ashcroft and Mr. Ruzika represent the net increase in the number of options which were received by Mr. Ashcroft and Mr. Ruzika in connection with an amendment to previously granted options on 3,000,000 and 125,000 Common Shares, respectively. At the same time as the number of such options was increased, the exercise price was also increased from $8.625 to $15.00. All the other terms and conditions of the options, including the expiry dates, remained unchanged. All of these options are currently exercisable.

    Of the options granted to Mr. Gross, Mr. Lakey and Mr. Richardson, 50 per cent are exercisable after three years from the date of grant, 25 per cent are exercisable after four years from the date of grant and 25 per cent are exercisable after five years from the date of grant.

(2) Gains are reported net of the option exercise price but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on option exercises are dependent on the future price performance of the Common Shares as well as the option holders' continued employment through the vesting period. The potential realizable values reflected in this table may not necessarily be achieved.


Aggregate Option Exercises in Last Fiscal Year and Year-End Option Values

      Shown below is information with respect to aggregate option exercises by the Named Officers in the fiscal year ended December 31, 1996 and with respect to unexercised options to purchase Common Shares granted in fiscal 1996 and prior years to the Named Officers and held by them at December 31, 1996.

                                                                                                          Value of Unexercised
                                                                         Number of Unexercised            In-the-Money Options
                         Shares Acquired on     Value Realized on      Options at Fiscal Year End       at Fiscal Year End(1)(2)
                        Exercise of Options    Exercise of Options     ----------------------------    ---------------------------
Name                       in Fiscal Year        in Fiscal Year        Exercisable    Unexercisable    Exercisable   Unexercisable
----                    -------------------    -------------------     -----------    -------------    -----------   -------------

Michael A. Ashcroft           825,000               $6,626,250           9,700,000       1,550,000     $78,437,190    $17,493,125
Raymond A. Gross                  -0-                      -0-                 -0-         100,000             -0-    $   637,500
Ronnie G. Lakey                32,000               $  256,016              15,000         145,000     $   208,125    $ 1,209,375
Michael J. Richardson          45,000               $  318,125             270,000         135,000     $ 3,496,750    $ 1,441,875
Stephen J. Ruzika              12,000               $   54,900           1,141,663         516,670     $12,951,731    $ 5,831,080

---------------
(1) Based on the closing price of $22.875 per Common Share on December 31, 1996.

(2) Messrs. Ashcroft, Richardson and Ruzika have been granted certain options for which they have paid a subscription price of $2.50 per option. Accordingly, for the purpose of valuing these options, $2.50 has been added to the relevant exercise prices.


Certain Defined Benefit Plans

      The Company does not maintain any defined benefit or actuarial retirement plans ("pension plans"). However, Mr. Lakey, Mr. Richardson and Mr. Ruzika participate in pension plans that are maintained by indirect, wholly owned subsidiaries of the Company. Certain information is set forth below regarding the pension plans in which Mr. Lakey, Mr. Richardson and Mr. Ruzika, as well as other employees of the Company's subsidiaries, participate.

      Mr. Richardson is a participant in the ADT Pension Plan maintained by ADT Group PLC ("ADT Group"). Mr. Richardson is the only Named Officer who participates in the ADT Group's Pension Plan (the "ADT Group Plan"). The ADT Group Plan provides Mr. Richardson an annual benefit payable for life beginning at age 60. The annual benefit is equal to 66.7 per cent of base salary for the three years of the most recent ten years prior to retirement that produce the highest average. Mr. Richardson's annual benefit payable at age 60 for life is Pound Sterling146,095. Since Mr. Richardson has already attained age 60, the benefit payable to him upon his actual retirement will be adjusted based upon his actual retirement date.
Benefits payable under the ADT Group Plan are not offset by Social Security benefits.

      ADT, Inc. maintains a supplemental executive retirement plan (the "ADT SERP"). Mr. Lakey and Mr. Ruzika are the only Named Officers who participate in the ADT SERP. Benefits for Mr. Ruzika under the ADT SERP are also supplemented under a Supplemental Benefit Agreement between Mr. Ruzika and ADT Management Services Limited (the "Supplemental Benefit Agreement").

      The ADT SERP provides benefits to Mr. Lakey for a total of 20 years, beginning at age 60. This annual benefit is equal to 60 per cent of Mr. Lakey's base salary for the three consecutive years that produce the highest average. This benefit is reduced by the value of any benefits derived from employer contributions under any other retirement plan maintained by ADT, Inc. or its affiliates. Mr. Lakey's estimated annual benefit payable at age 60 for a total of 20 years, net of the estimated offset attributable to employer contributions under certain defined contribution plans, is $30,764. The estimated offset is based on the assumption that Mr. Lakey will have 27 years of service at age 60. Benefits are not offset by Social Security benefits.

      The ADT SERP and Supplemental Benefit Agreement together provide benefits payable to Mr. Ruzika for a total of 20 years beginning at age
55. This annual benefit is equal to 65 per cent of base salary and bonuses for the three consecutive years that produce the highest average.
Effective for benefits accrued after December 31, 1994, the benefit is calculated using base salary including, for this purpose, the purchase price of any options to purchase the Company's shares received in lieu of base salary. This benefit is reduced by the value of any benefits derived from employer contributions under any other retirement plan maintained by ADT, Inc. or its affiliates.

      Mr. Ruzika's estimated annual benefit payable at age 55 for a total of 20 years, net of the estimated offset attributable to employer contributions under certain defined contribution plans, is $361,802. The estimated offset is based upon the assumption that Mr. Ruzika will have 28 years of service at age 55. Benefits are not offset by Social Security benefits.

      For a discussion of certain change of control provisions in the ADT SERP, see "--Employment Contracts, Termination of Employment and Change in Control Arrangements."

Compliance with Reporting Requirements

      The Company believes that, during 1996, all filing requirements under
Section 16(a) of the Exchange Act applicable to its officers, directors and beneficial owners of more than 10 per cent of equity securities were complied with on a timely basis.

Employment Contracts, Termination of Employment and Change in Control
Arrangements

      The Company has entered into a written employment agreement with Mr. Ashcroft, dated as of May 8, 1993. An amendment to the agreement was approved on November 4, 1996, which provides that Mr. Ashcroft shall serve as Chairman of the Board and Chief Executive Officer until March 31, 2000, subject to renewal for additional two-year terms thereafter. Mr. Ashcroft's initial base salary was $1,000,000 per annum subject to annual review and adjustment by the Board but may only be reduced by a maximum of 15 per cent during the term of the agreement without Mr. Ashcroft's consent. During 1996, Mr. Ashcroft's base salary was increased to $1,157,625 per annum. Mr. Ashcroft is also eligible for annual bonus payments based upon an earnings-per-share target for the Common Shares set each year, subject to a maximum bonus of $4,000,000. The maximum bonus is payable upon attaining 117.5 per cent of the targeted earnings per share. As a term of the contract, Mr. Ashcroft was granted options to purchase 1,000,000 Common Shares under the ADT 1993 Long Term Incentive Plan, with 50 per cent of such options exercisable at market value on the date of grant, as defined, 25 per cent exercisable at 110 per cent of market value, and 25 per cent exercisable at 120 per cent of market value, vesting in equal annual installments over a three-year period commencing one year from the date of grant and exercisable over a ten-year period. The Company will make annual payments to Mr. Ashcroft calculated to provide him with retirement and death benefits no less favorable than if he were a member of ADT Group Plan. Such annual payments will not be less than $450,000. The Company may terminate the agreement upon Mr. Ashcroft's death, when Mr. Ashcroft attains the age of 60, if Mr. Ashcroft is unable to perform his duties for 180 days due to ill heath, accident or otherwise, if Mr. Ashcroft fails to discharge his duties or engages in conduct that is materially injurious to the Company, or if Mr. Ashcroft willfully and continually commits a material breach of the agreement. Mr. Ashcroft may terminate the agreement upon, among other reasons, a breach by the Company which breach (except for a material breach) is not cured within 30 days, if he is removed from his position as Chairman of the Board or his position as Chief Executive Officer, or if the scope of his duties and responsibilities becomes inconsistent with his position as an officer of the Company.

      Mr. Ashcroft may also terminate the agreement without cause at any time upon 90 days notice. In the event the agreement is terminated pursuant to its terms by the Company or without cause by Mr. Ashcroft upon 90 days notice, Mr. Ashcroft will be entitled to the pro rata portion of his base salary, bonus payment, pension payment and other benefits but will not be entitled to any additional payments. If the agreement is terminated due to a disability, Mr. Ashcroft will be entitled to an additional payment equal to two times his highest base salary. In the event the agreement is terminated by the Company without cause or by Mr. Ashcroft with cause, Mr. Ashcroft will be entitled to a severance payment equal to two times his highest base salary and average bonus payment, annual pension payments for the year of termination and the following two years, and one year of any other benefits previously provided. If the Tyco Merger is effected, the combined company will not continue to employ Mr. Ashcroft as Chairman, Chief Executive Officer and President, and, accordingly, since Mr. Ashcroft will no longer be Chairman and Chief Executive Officer, he will be entitled to terminate his employment and receive such severance benefits under his employment agreement.

      Mr. Ruzika entered into an employment agreement with ADT as of February 26, 1997. The agreement provides that Mr. Ruzika will serve as Chief Financial Officer of ADT and as President of ADT Security Services, Inc., ADT Operations, Inc. and ADT, Inc., subsidiaries of ADT, from March 1, 1997 until February 28, 1999, subject to renewal for additional two-year terms thereafter. Mr. Ruzika's initial annual base salary will be $694,500 and will be subject to annual review for possible adjustments.
Mr. Ruzika will also be eligible for annual bonus payments at the discretion of the Company as well as other compensation and benefit plans of the Company including stock option plans. The termination provisions of this agreement provide that in the event that agreement is terminated by ADT without cause or by Mr. Ruzika with cause, Mr. Ruzika will be entitled to receive a severance payment equal to twice his base salary, bonus and certain fringe benefits. If the Tyco Merger is effected, the combined company will not continue to employ Mr. Ruzika as Chief Financial Officer, but Mr. Ruzika will continue to have responsibility for the electronic security services operations of the combined company. Because Mr. Ruzika will no longer be Chief Financial Officer of ADT, Mr. Ruzika will be entitled to terminate his employment and receive severance benefits under his employment agreement.

      Mr. Lakey entered into an employment agreement with ADT, Inc. as of January 16, 1997. The agreement provides that Mr. Lakey will have operational responsibility for ADT's electronic security operations in Canada and Europe from January 16, 1997 until December 31, 1999, subject to renewal for additional two-year terms thereafter. Mr. Lakey's initial annual base salary will be $265,000. Mr. Lakey will also be eligible for annual bonus payments at the discretion of the Company as well as certain other enumerated benefits and relocation expenses. The termination provisions of this agreement include a term to the effect that, in the event that agreement is terminated by ADT without cause or by Mr. Lakey with cause, Mr. Lakey will be entitled to receive his base salary and certain fringe benefits for two years.

      Under the ADT SERP (and, in the case of Mr. Ruzika, the Supplemental Benefit Agreement), Mr. Ruzika and Mr. Lakey become fully vested in the accrued benefits thereunder upon a Change in Control (as defined below) of the Company or ADT, Inc. Mr. Ruzika also becomes fully vested upon a Change in Control (as defined below) of ADT Management Services Limited.
If Mr. Ruzika or Mr. Lakey's employment is terminated within one year from the date of a Change in Control, the terminated executive will receive, in lieu of all other amounts due to him under the ADT SERP (and, in Mr. Ruzika's case, the Supplemental Benefit Agreement), a lump-sum distribution equal to the present value of his accrued benefit and an additional amount calculated under a formula intended to put him in the same after-tax position that he would have been in if he had received a lump-sum distribution of his accrued benefit on his normal retirement date. Under this formula Mr. Ruzika would currently receive an additional amount of approximately $653,295 and Mr. Lakey would currently receive an additional amount of approximately $54,253.

      A "Change in Control" is deemed to have occurred under the ADT SERP if : (1) any person (other than Laidlaw, Inc. or its affiliates, collectively the "Laidlaw Group") acquires more than 40 per cent of the Company's voting stock (the triggering percentage has been reduced from 40 per cent to 35 per cent because the Laidlaw Group's beneficial ownership of the Company's voting stock is less than 20 per cent); (2) the Laidlaw Group becomes the beneficial owner of more than 45 per cent of the Company's outstanding voting stock; (3) there is a change of 50 per cent or more in the composition of the Company's directors during any 3-year period (unless the change in directors was approved by two thirds of the directors in office at the beginning of such 3-year period or directors who had previously been elected with the requisite two thirds approval); (4) a person acquires the legal right to direct the management and policies of the Company (other than by virtue of membership on the board of directors or a committee of the board); (5) the Company ceases to own, directly or indirectly through subsidiaries, at least 80 per cent of the voting stock of ADT, Inc. or (6) the shareholders of either the Company or ADT, Inc. approve a merger, consolidation or a sale or disposition of all, or substantially all, of the assets of the Company or ADT, Inc. as the case may be, with the relevant company not surviving. In the case of Mr. Ruzika, the provisions of (4), (5), and (6) above include a change in the ownership of ADT Management Services Limited (as well as the Company or ADT, Inc.).

      Mr. Richardson entered into an employment agreement with ADT Automotive Holdings, Inc. ("ADT Automotive Holdings"), the corporate parent of ADT Automotive, Inc., as of November 30, 1993. The agreement provides that Mr. Richardson will serve as Chief Executive Officer of ADT Automotive Holdings and its subsidiaries from December 1, 1993 until July 31, 1996, subject to renewal for additional one-year terms thereafter. The agreement was renewed on a year-to-year basis as of July 31, 1996. The agreement provides that the term will be extended for an additional one year period thereafter unless either ADT Automotive Holdings or Mr. Richardson shall have given the other notice of intention not to extend the term six months prior to July 31, 1997. On January 29, 1997, ADT Automotive Holdings and Mr. Richardson entered into an agreement which provides that Mr. Richardson's time to give such notice is extended to and including April 30, 1997. Mr. Richardson's initial annual base salary will be $300,000 and will be subject to annual review for possible increases. Mr. Richardson will also be eligible for annual bonus payments at the discretion of the Company. The termination provisions of this agreement include a term to the effect that, in the event that the agreement is terminated by ADT Automotive Holdings without cause or by Mr. Richardson with cause, Mr. Richardson will be entitled to receive his base salary and certain fringe benefits for two years or the remaining term of the agreement, whichever is longer.

      The Remuneration Committee of the Board has considered the recommendations of the Company's outside independent human resources consultants, and has reviewed industry practices concerning change in control severance benefits. In view of the need to minimize employee distractions and to retain employee loyalty and dedication to the Company and to assure attention to the Company's performance pending resolution of the Western Offer, on February 27, 1997, on the recommendation of the Remuneration Committee, the Board unanimously approved a severance agreement between Mr. Gross and ADT Security Services, Inc. in the event of a change of control, which severance arrangement it has determined is fair and consistent with industry practices. The agreement provides that in the event that there is a "Severance Change in Control" (as defined below) of ADT prior to February 9, 2000, and either (x) Mr. Gross's employment is terminated without cause or (y) Mr. Gross terminates his employment for good reason, Mr. Gross shall be entitled to (a) an amount of severance pay equal to twice the total of (i) the higher of his annual full base salary as of the date of termination or as of the date of the Severance Change in Control, calculated on an annualized basis, plus (ii) the amount of the bonus awarded to Mr. Gross, if any, in the year prior to the date of termination and (b) for the twelve-month period following such termination, benefits substantially similar to the higher of those which Mr. Gross is receiving immediately prior to the date of termination or as of the date of the Severance Change in Control. A "Severance Change in Control" is deemed to have occurred under the severance agreement if: (1) any person becomes the beneficial owner of more than 50 per cent of ADT's then-outstanding voting securities; (2) there is a change of 50 per cent or more in the composition of the Company's directors during the term of the agreement (unless the change in directors was approved by two thirds of the directors in office at the beginning of such term or directors who had previously been elected with the requisite two thirds approval); (3) a person acquires the legal right to direct the management and policies of the Company (other than by virtue of membership on the board of directors or a committee of the board); or (4) the shareholders of ADT approve a merger, consolidation or a sale or disposition of all, or substantially all, of the assets of ADT in which ADT is not the surviving entity. It is currently intended that the consummation of the Tyco Merger will be deemed to constitute a "change of control" of ADT for purposes of the severance agreement between Mr. Gross and ADT Security Services, Inc.

      In 1996, the Remuneration Committee of the Board resolved to increase the subscription price and size of certain share options held by Mr. Ashcroft and Mr. Ruzika. In 1993, Mr. Ashcroft and Mr. Ruzika were granted options to subscribe for 3,000,000 and 125,000 Common Shares respectively at an exercise price of $8.625 per share for which each was required to pay $2.50 per option, representing a total payment of $7,500,000 and $312,500 respectively, as a condition of vesting. In 1996, the exercise price of these options was increased to $15 and the number of related shares was increased to 8,000,000 and 333,333 respectively. All the other material terms and conditions remained unchanged. These changes were approved by the shareholders of the Company. At the time that the Remuneration Committee approved these changes, the closing price of the Common Shares was $14.75. In November 1996, the Remuneration Committee resolved that the options of Mr. Ashcroft be transferable and, at the same time, in return, Mr. Ashcroft agreed to extend the termination date of his employment agreement from March 31, 1998 to March 31, 2000.

      In November 1996, the Remuneration Committee also approved a bonus plan under which Mr. Ruzika is to receive a bonus of $200,000 when the Common Share price exceeds $21.00 for a continuous period of 30 trading days and $200,000 each time the Common Share price exceeds by $1.00 for a continuous period of 30 trading days the share price level at which a bonus payment was previously made. The plan is due to expire in 2001 or such earlier date as the Common Share price exceeds $30.00 for a continuous period of 30 trading days. Should the share price exceed $30.00 within two and one half years, Mr. Ruzika will receive an additional payment of $1,000,000.

Certain Relationships and Related Transactions

      ADT, Inc., a wholly owned subsidiary of ADT, entered into a consulting agreement with John E. Danneberg, one of ADT's directors, as of August 28, 1996. The agreement provides that Mr. Danneberg, as an independent consultant, will serve as Chief Executive Officer of Sonitrol Corporation ("Franchisor") and certain franchisees of Franchisor owned or acquired by affiliates of ADT, Inc. The agreement provides that the initial term of such engagement shall be for a period of six months commencing on September 1, 1996 and shall be automatically renewed on a month to month basis unless written notice is given by ADT, Inc. or Mr. Danneberg not to renew the agreement at least 30 days before the end of such initial term, which notice was not given. Under the terms of the agreement, ADT, Inc. pays Mr. Danneberg a monthly fee of $15,000, and Mr. Danneberg is reimbursed directly for all reasonable out-of-pocket business expenses.

Other Business

      The Company's management does not know of any other matter to be presented for action at the Western Meeting.

Miscellaneous

Solicitation of Proxies

      The costs of this solicitation of proxies will be borne by the Company. While no precise estimate of this cost can be made at the present time, the Company currently estimates that it will spend a total of approximately $3,000,000 for its solicitation of proxies, including expenditures for attorneys, solicitors, and public relations advisors and advertising, pricing, transportation, litigation and related expenses, but excluding the salaries and wages for regular employees and officers and the normal expenses of an uncontested proxy solicitation for the election of directors. As of April 18, 1997 the Company has incurred proxy solicitation expenses of approximately $2,000,000 excluding costs normally expended for a solicitation for an election of directors in the absence of a contest and excluding costs represented by salaries and wages of regular employees and officers.

      In addition to the use of the mails, certain directors, officers or employees of the Company may solicit proxies by telephone, telecopy or personal contact. The Company will pay for the cost of these solicitations, but these individuals will receive no additional compensation for these solicitation services. The Company has retained D.F. King & Co., Inc. and its affiliate D.F. King (Europe) Limited (collectively, "D.F. King") at combined estimated fees of not more than $500,000 in the aggregate, plus reasonable out-of-pocket expenses, to participate in the solicitation of proxies and revocations. The Company also has agreed to indemnify D.F. King against certain liabilities and expenses. The Company estimates that approximately 130 employees of D.F. King will be involved in the solicitation of proxies on behalf of the Company. The Company will also reimburse brokers, fiduciaries, custodians and other nominees, as well as persons holding stock for others who have the right to give voting instructions, for reasonable out-of-pocket expenses incurred in forwarding this proxy statement and related materials to, and obtaining instructions or authorizations relating to such materials from, beneficial owners of the Company's capital stock.

      ADT has retained Merrill Lynch to render financial advisory services to ADT in connection with the evaluation and response to the Western Offer and in connection with strategic, financial and shareholder relations matters arising during the term of Merrill Lynch's engagement. Pursuant to the terms of an engagement letter dated March 3, 1997 (the "March 3 Engagement Letter"), ADT has agreed to pay Merrill Lynch for its financial advisory services an initial retainer fee of $1,500,000 and an additional fee of $1,500,000 that is payable on the earlier of (i) the day of the Western Meeting and (ii) July 8, 1997. If the Western Proposals are defeated at the Western Meeting and Western votes in favor of the Western Proposals, ADT has agreed to pay Merrill Lynch an additional fee of $3,000,000; alternatively, however, if (i) Western withdraws its Western Meeting requisition or (ii) the Western Meeting is canceled or (iii) Western abstains or votes against the Western Proposals, ADT has agreed to pay Merrill Lynch an additional fee of $1,500,000. In addition, ADT has agreed to pay Merrill Lynch a fee of $2,000,000 on or before July 8, 1997; provided, however, that if during the period Merrill Lynch is retained by ADT under such engagement letter or within one year thereafter, the Company enters into certain specified transactions, and, in connection therewith, the Company has retained Merrill Lynch pursuant to a separate engagement letter, then the Company and Merrill Lynch have agreed that such $2,000,000 fee shall be credited against any fee due and payable to Merrill Lynch pursuant to the terms of such separate engagement letter. ADT has agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses incurred in connection with Merrill Lynch's activities under the March 3 Engagement Letter, including the reasonable fees and distributions of its legal counsel. ADT has agreed to indemnify Merrill Lynch against certain liabilities arising out of or in connection with its engagement. Merrill Lynch does not admit that it or any of its directors, officers or employees is a "participant," as defined in Schedule 14A promulgated under the Exchange Act, in the solicitation of proxies. In connection with Merrill Lynch's engagement as financial advisor, certain employees of Merrill Lynch may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are shareholders of the Company. Merrill Lynch will not receive any fee for or in connection with such activities by their respective employees apart from the fees they are otherwise entitled to receive as described above.

      Separately, the Board engaged Merrill Lynch to act as its financial advisor in connection with the Tyco Merger pursuant to an engagement letter dated March 17, 1997 (the "March 17 Engagement Letter"). The fees payable to Merrill Lynch pursuant to the March 17 Engagement Letter would offset all fees payable, and be offset by all fees previously paid, to Merrill Lynch under the March 3 Engagement Letter.

Shareholder Proposals for 1997 Annual General Meeting

      Shareholder proposals intended to be considered for action at the 1997 Annual General Meeting are required to be received by ADT a reasonable time before the circulation of the proxy statement and form of proxy relating to such meeting for review and consideration for inclusion in such proxy materials.

      SEC rules set forth standards as to what shareholder proposals are required to be included in a proxy statement for an annual meeting.

Absence of Appraisal Rights

      ADT Shareholders do not have appraisal rights with respect to the matters to be voted on at the Western Meeting.

      If amalgamation proposed by Western (the "Amalgamation") were proposed and submitted to a vote by ADT shareholders, pursuant to Section 106(6) of the Act, a registered holder of Common Shares who did not vote in favor of the Amalgamation, and who was not satisfied that he or she had been offered fair value for his or her Common Shares, could, within one month of the giving of the notice of the general meeting of ADT shareholders convened to approve the Amalgamation, apply to the Bermuda Court to have the fair value of such Common Shares appraised by the Bermuda Court.

      Western has stated that it intends to condition the Amalgamation upon, among other things, holders of not more than 5 per cent of the outstanding Common Shares having perfected appraisal rights with respect to the Amalgamation.

Forward Looking Statements

      ADT may make statements in this document regarding its business and the markets for its services, including projections of future performance, statements of management's plans and objective's, forecasts of market trends and other matters which, to the extent that they are not historical fact, may include forward looking information. In particular, statements contained herein regarding the consummation and benefits of future acquisitions, as well as expectations with respect to future sales, operating efficiencies and product expansion, are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of ADT, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Factors that might affect such forward looking statements include, among others, overall economic and business conditions, the demand for ADT's services, competitive factors in the industry, regulatory approvals and uncertainty about the consummation of future acquisitions.

Registered and Principal Executive Offices

      The registered and principal executive offices of the Company are located at Cedar House, 41 Cedar Avenue, Hamilton HM 12, Bermuda. The telephone number there is 441-295-2244. The executive offices of the subsidiary which supervises the North American activities of the Company's subsidiaries are located in the United States at 1750 Clint Moore Road, Boca Raton, Florida 33431, USA. The telephone number there is 561-988-3600.

      John D. Campbell, Secretary

      Bermuda, April 25, 1997


                                SCHEDULE A

      Because of the nature of the proposals which are to be brought before the Western Meeting, the rules of the SEC require the Company to make available to its shareholders certain additional information with respect to "participants" (as such term is defined in Rule 14a-11(b) promulgated under the Exchange Act) in the Board's solicitation. Pursuant to the rules of the SEC, the persons named below together with the directors set forth in this Preliminary Proxy Statement under the heading "Directors and Executive Officers" may be deemed to be participants (each, a "Participant" and collectively, the "Participants") in the solicitation by the Board in opposition to the Western Proposals. As such, set forth below is certain information required pursuant to the rules of the SEC with respect to Participants in such solicitation.

      The following information is with respect to an employee of a subsidiary of ADT Limited who is deemed to be a Participant in the Board's solicitation.

                                                            Number of Shares
  Name                            Position                  Beneficially Owned
  ----                            --------                  ------------------

Angela Entwistle    Marketing & Corporate Communications           29,500
                      Manager

      The business address of such subsidiary of ADT Limited is 1750 Clint Moore Road, Boca Raton, Florida 33431, USA.

      Except as set forth below, none of the Participants has purchased or sold or otherwise obtained or disposed of any securities of the Company since April 18, 1995. None of the Participants owns any securities of the Company of record but not beneficially. Furthermore, none of the Participants has borrowed or otherwise obtained funds for the purpose of acquiring or holding any securities of the Company purchased or sold or otherwise obtained or disposed of within the past two years.

      Set forth below is a summary of the securities of the Company purchased or sold or otherwise acquired since April 18, 1995 by each of the Participants.

   Individual                         Share Activity
   ----------                         --------------

M. A. Ashcroft     Exercised options to purchase 825,000 Common Shares on
                     April 10, 1996.
J. E. Danneberg    None.
A. B. Henderson    None.
J.S. Pasman, Jr.   None.
S. J. Ruzika       Exercised options to purchase 7,000 Common Shares on
                     August 8, 1996.
                   Exercised options to purchase 5,000 Common Shares on
                     November 14, 1996.
W.P. Slusser       Purchased 300 Common Shares in the market on November 8,
                     1996.
W.W. Stinson       Purchased 3,000 Common Shares in the market on November 7,
                     1996.
R.S. Troubh        None.
M.J. Richardson    Exercised options to purchase 30,000 Common Shares on
                     April 25, 1995.
                   Exercised options to purchase 20,000 Common Shares on
                     October 12, 1995.
                   Exercised options to purchase 20,000 Common Shares on
                     January 5, 1996.
                   Exercised options to purchase 25,000 Common Shares on
                     March 21, 1996.
                   Sold 30,000 Common Shares on April 25, 1995.
                   Sold 20,000 Common Shares on October 12, 1995.
                   Sold 20,000 Common Shares on January 5, 1996.
                   Sold 25,000 Common Shares on March 21, 1996.

      Certain contracts, agreements, arrangements and understandings between the Company and each of the employees and directors who are deemed to be Participants with respect to securities of the Company are more fully described under the headings "Executive Compensation" and "Certain Relationship and Related Transactions" in this Preliminary Proxy Statement. Additionally, certain arrangements between the Company and certain officers who are deemed to be Participants with respect to any future employment by the Company or its affiliates and any future transactions to which the Company or any of its affiliates will or may be a party and more fully described under the headings "Executive Compensation" and "Certain Relationship and Related Transactions" of this Preliminary Proxy Statement.

      Other than as disclosed in this Schedule and in the Preliminary Proxy Statement, to the knowledge of the Company, none of ADT, or any of its directors, executive officers or the employees of ADT named in this Schedule has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Western Meeting.

      Other than as disclosed in this Schedule and in the Preliminary Proxy Statement, to the knowledge of the Company, none of ADT, or any of its directors, executive officers or the employees of ADT named in this
Schedule is, or has been within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of ADT, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

      Other than as set forth in this Schedule and in the Preliminary Proxy Statement, to the knowledge of the Company, none of ADT, or any of its directors, executive officers or the employees of ADT named in this Schedule or any of their associates, has had or will have a direct or indirect material interest in any transaction or series of similar transactions since the beginning of ADT's last fiscal year or any currently proposed transactions, or series of similar transactions, to which ADT or any of its subsidiaries was or is to be a party in which the amount involved exceeds $60,000.

      Other than as set forth in this Schedule and in the Preliminary Proxy Statement or as contemplated in connection with the Tyco Merger, to the knowledge of the Company, none of ADT, or any of its directors, executive officers or the employees of ADT named in this Schedule or any of their associates, has any arrangements or understandings with any person with respect to any future employment by ADT or its affiliates or with respect to any future transactions to which ADT or any of its affiliates will or may be a party.

                   INFORMATION CONCERNING MERRILL LYNCH

      ADT has retained Merrill Lynch to act as its financial advisor in connection with the transactions described in the Preliminary Proxy Statement. In addition, Merrill Lynch was retained by ADT in 1996 to act as its financial advisor in connection with the proposed Republic Merger. Merrill Lynch is an investment banking firm that provides a full range of financial services for institutional and individual clients. Merrill Lynch does not admit that it or any of its directors, officers or employees is a "participant," (as such term is defined in Schedule 14A promulgated under the Exchange Act), in the solicitation by the Board or that such Rule requires the disclosure in the Preliminary Proxy Statement or this Schedule of certain information concerning Merrill Lynch.

      In connection with Merrill Lynch's role as financial advisor to ADT with respect to the transactions in the Preliminary Proxy Statement, Merrill Lynch and the following employees of Merrill Lynch (the "Merrill Lynch Individuals") will communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are shareholders of ADT:

        Name                           Position
        -----------------             --------------------------
        Barry Friedberg               Executive Vice President
        Richard Johnson               Managing Director
        Huston McCollough             Managing Director
        Hugh O'Hare                   Vice President
        Robert Simensky               Vice President
        Paul Bastone                  Associate

      Each Merrill Lynch Individual is engaged in the investment banking business at Merrill Lynch, Pierce, Fenner & Smith Incorporated, World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281-1328, USA, and is employed by Merrill Lynch in the capacity listed beside his or her name.

      In the normal course of its business, Merrill Lynch and its associates (as defined in Rule 14a-1 promulgated under the Exchange Act) regularly buy and sell securities issued by ADT and its affiliates ("ADT Securities") for their own account and for the accounts of their customers, which transactions may result from time to time in Merrill Lynch and its associates having a net "long" or net "short" position in ADT Securities or option contracts or other derivatives in or relating to ADT Securities. It is impracticable, however, owing to the volume of transactions effected by Merrill Lynch and its associates as principal in connection with market making and other dealer activities, as agent in connection with brokerage activities, and as investment advisor in connection with investment advisory activities, to list such transactions involving ADT Securities for the past two years for the purpose of the Preliminary Proxy Statement.

      As of February 28, 1997, Merrill Lynch held positions in ADT Securities as principal as follows: (i) net "short" 769,995 Common Shares;
(ii) net "long" $51,000 par amount of 9.25% Guaranteed Senior Subordinated Notes due August 1, 2003; and (iii) net "long" 31,509 LYONs due 2010, exchangeable for 889,499 Common Shares.

      As of February 28, 1997, Merrill Lynch held positions in ADT Securities as agent as follows: (i) net "long" 2,195,181 Common Shares;
(ii) net "long" $4,717,000 par amount of 8.25% Guaranteed Senior Notes due August 1, 2000; (iii) net "long" $2,830,000 par amount of 9.25% Guaranteed Senior Subordinated Notes due August 1, 2003; and (iv) net "long" 31,820 LYONs, exchangeable for 898,278 Common Shares.

      None of the Merrill Lynch Individuals or their associates owned of record or beneficially any ADT Securities as of February 28, 1997. None of the Merrill Lynch Individuals or their associates purchased or sold for their own account any ADT Securities within the past two years.

      In the normal course of its business, Merrill Lynch finances the securities positions of Merrill Lynch by bank and other borrowings and securities repurchase and borrowing transactions. None of such borrowings or repurchase transactions were entered into specifically for the purpose of financing the purchase ADT Securities.

      Except as disclosed elsewhere in this Schedule or the Preliminary Proxy Statement, and except for customary arrangements with respect to ADT Securities held by Merrill Lynch for the accounts of its customers, none of the Merrill Lynch Individuals, Merrill Lynch or any associate of such persons is or has been, within the past year, a party to any contract, arrangement or understanding with any person with respect to any ADT Securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies. Except as disclosed elsewhere in this Schedule or the Preliminary Proxy Statement, none of the Merrill Lynch Individuals, Merrill Lynch or any associate of such persons has any arrangement or understanding with any person with respect to any future employment by ADT or its affiliates or any future transactions to which ADT or any of its affiliates will or may be a party, nor any material interest, direct or indirect, in any transaction which has occurred since the beginning of ADT's last fiscal year or any currently proposed transaction, or series of similar transactions, to which ADT or any of its affiliates was or is to be a party and in which the amount involved exceeds $60,000.


                                  SCHEDULE B

                                  ADT LIMITED

                           NOTICE OF SPECIAL MEETING

Notice is hereby given that a Special General Meeting (the "Meeting") of ADT Limited (the "Company"), will be held on July 8, 1997 at 9:00 a.m., local time, at Cedar House, 41 Cedar Avenue, Hamilton, Bermuda for the purpose of considering and voting upon the following resolutions:

                                RESOLUTIONS

1. RESOLVED, that subject to Resolutions 2 and 3 below being passed all of the present members of the Board of Directors of the Company (the "Board") and any other person who may be a director of the Company at the time of the Meeting be and are hereby removed from the office of director;

2. RESOLVED, FURTHER, that the number of seats on the Board from and after the date of this resolution shall be two (2);

3. RESOLVED, FINALLY, that the directors of the Company from and after the date of this resolution until the next annual general meeting of the Company or until their successors have been duly elected shall be Steven
    L. Kitchen and Steven A. Millstein, or if either of them is unable to serve as a director of the Company due to death, disability or otherwise, any other person designated as a director nominee by Westar Capital, Inc.

By Order of the Board of Directors,

John D. Campbell, Secretary
41 Cedar Avenue
Hamilton HM12
Bermuda

January 7, 1997


                                  SCHEDULE C

                             WESTERN RISK FACTORS

      The following information, which was prepared by Western, is taken directly from the Prospectus dated March 14, 1997 (the "Western Prospectus") forming part of Amendment No. 4 to the Registration Statement on Form S-4 filed by Western with the Securities and Exchange Commission on March 14, 1997 (the "Western S-4"). No authority has been sought or received to quote from, or refer to, the Western S-4. While ADT has reproduced all of the risk factors from the Western Prospectus in this Schedule C, ADT is not affiliated with either Western or Kansas City Power & Light Company ("KCP&L"). Information concerning Western and KCP&L which has not been made public is not available to ADT. Although ADT has no knowledge that would indicate that statements relating to Western or KCP&L in the following risk factors discussion are inaccurate or incomplete, ADT was not involved in the preparation of such information and statements and, for the foregoing reasons, is not in a position to verify any such information or statements.

                                 "RISK FACTORS

      "In addition to the other information in this Prospectus, the following are certain factors that should be considered by ADT Shareholders in evaluating the Offer and an investment in Western Resources Common Stock. This Prospectus contains forward-looking statements that involve risks and uncertainties. Western Resources' actual results may differ significantly from the results discussed in the forward looking statements. Factors that might cause such differences are discussed below.

"Regulatory Uncertainties; Changing Regulatory Environment; Approval of the KCPL Merger

      "Electric and natural gas utilities have historically operated in a rate-regulated environment. Federal and state regulatory agencies having jurisdiction over the rates and services of Western Resources and other utilities are in the process of initiating steps that are expected to result in a more competitive environment for utilities services. Increased competition may create greater risks to the stability of utility earnings. In a deregulated environment, formerly regulated utility companies that are not responsive to a competitive energy marketplace may suffer erosion in market share, revenues and profits as competitors gain access to their service territories. This anticipated increased competition for retail electricity sales may in the future reduce Western Resources' earnings in its formerly regulated businesses.

      "In addition, Western Resources' plan to market together energy and security services is dependent upon the pace of deregulation. While it is impossible to predict with certainty the time period in which such deregulation will occur, if at all, Western Resources presently anticipates that such deregulation will occur prior to the end of 1999. However, if deregulation fails to occur or does not occur as quickly as may be expected, Western Resources may be hindered in its ability to market energy and security services and such hindrance may negatively impact Western Resources' future earnings and cash flows.

      "ADT Shareholders should consider that through ownership of Western Resources Common Stock they will participate in the vicissitudes of the evolving electric and natural gas utility industries and the deregulation thereof. There can be no assurance that future regulatory and legislative initiatives will not constrain Western Resources' efforts to market together energy and security services.

      "In addition, consummation by Western Resources of the KCPL Merger requires the approval of certain regulatory authorities, including the FERC. Western Resources currently contemplates that the KCPL Merger could be completed in the first half of 1998; however, there can be no assurance that it will have received all requisite regulatory approvals prior to such time. Nor can there be any assurance that the KCPL Merger will be consummated or, if consummated, that it will occur by the first half of 1998.

"Stranded Costs

      "The term "stranded costs" as it relates to capital intensive utilities has been defined as the carrying costs associated with property, plant and equipment and other regulatory assets in excess of the level which can be recovered in the competitive market in which the utility operates. Regulatory changes, including the introduction of competition, could adversely impact Western Resources' ability to recover its costs in these assets. Based upon its current evaluation of the various factors and conditions that are expected to impact future cost recovery, Western Resources believes that recovery of these costs is probable. However, there can be no assurance that such recovery will occur as the effect of competition and the amount of regulatory assets which could be recovered in a competitive environment cannot be predicted with any certainty at this time.

      "The staff of the KCC has testified in Western Resources' electric rate proceeding in 1996 that "stranded costs" are not presently quantifiable. Western Resources, KCPL and ONEOK, collectively, have assets of approximately $10.7 billion, including regulatory assets aggregating approximately $1.1 billion (10.3% of total combined assets). Of this amount, $166 million is attributable to ONEOK, primarily related to take-or-pay settlements entered into with natural gas suppliers. ONEOK has disclosed that this regulatory asset is being recovered, pursuant to an order from the OCC, from a combination of a customer surcharge and transportation revenues. ADT Shareholders should note, however, that Western Resources will acquire only a 9.9% common equity ownership interest in ONEOK as a result of Western Resources' proposed strategic alliance with ONEOK. Western Resources' potential risk with respect to ONEOK's exposure would therefore be limited to its equity ownership in ONEOK. Finally, unlike the electric utility industry which is in the infant stages of deregulation, the natural gas distribution industry, in which ONEOK is a participant, has already experienced significant deregulation, thereby reducing the risk that stranded costs will occur.

      "Regulatory assets of Western Resources include approximately $300 million relating to the acquisition premium paid in Western Resources' acquisition of KGE in 1992, which is currently being recovered pursuant to an order from the KCC, as well as a receivable for income tax benefits flowed through to Western Resources' customers, debt issuance costs, deferred post employment/retirement benefits and deferred contract settlement costs. Regulatory assets of KCPL include approximately $126 million at December 31, 1996 for recoverable future income taxes and a receivable from customers for income tax benefits which have been flowed-through to customers.

      "Finally, Western Resources' ability to fully recover its utility plant investments in, and decommissioning costs for, generating facilities, particularly its 47% ownership interest in Wolf Creek, may be at risk in a competitive environment. This risk will increase as a result of the KCPL Merger as KCPL also presently owns a 47% undivided interest in Wolf Creek. Amounts associated with Western Resources' recovery of environmental remediation costs and long-term fuel contract costs cannot be estimated with any certainty, but also represent items that could give rise to "stranded costs" in a competitive environment. In the event that Western Resources was not allowed to recover any of its "stranded costs," the accounting impact would be a charge to its results of operations that would be material.

      "Certain states, including California, have either adopted rules or are considering rules to address stranded costs, most of which provide for the opportunity to recover stranded costs. Proposals in Connecticut, Illinois, Maine, Massachusetts, Michigan and other states have been introduced that all permit varying degrees of recovery of stranded costs, most allowing for recovery during defined interim periods for all prudently incurred costs. The Kansas legislature is presently reviewing potential proposals, but has not advanced any specific plan. Western Resources believes any legislative or regulatory plan adopted would, consistent with other state plans and the rules adopted by the FERC, include a plan for recovering stranded costs.

"Business Plan; Difficulty of Integrating Energy and Security Business

      "As deregulation in the electric and natural gas utilities industries continues, Western Resources believes that a provider that can market additional services with energy-related services to provide customer convenience will have a market advantage. Western Resources has developed its strategy to expand its business in the deregulated marketplace and has identified the security business as a high growth industry with a product that can be marketed with energy. There can, however, be no assurance that Western Resources' business plan to market together energy and security services will be successful. The fact that Western Resources' business plan involves a market that is as yet undeveloped makes uncertain the extent to which a viable market for marketing energy and security will develop at all.

      "To date, Western Resources has committed substantial capital and human resources to the security industry through Westar Security and the recent acquisition of Westinghouse Security. However, obtaining control of ADT would significantly increase the relative amount of management time and resources that Western Resources allocates to its security business. There can be no assurance that this added commitment will result in continued growth or profitability in Western Resources' security business. There can also be no assurance that Western Resources will be able to integrate successfully the operations of its existing security business with ADT. Difficulties of such assimilation will include the coordination of security operations and the integration of personnel.

"Comparatively Slower Growth than ADT

      "Western Resources' growth has historically been slower than ADT's as such growth has been limited to the growth of Western Resources' customer base within its franchised service territory. During the past few years Western Resources' electric sales have grown at an annual rate of approximately 4%. Prior to deregulation, the only opportunity for utilities to experience significant growth was through business combinations with other regulated utilities. Such combinations presented growth opportunities within a finite market. As the energy industry deregulates, Western Resources believes that its combination of security with energy will provide Western Resources with an opportunity to achieve higher growth than could be expected in the historically regulated energy market. However, there can be no assurance that such growth will occur.

"The Exchange Ratio

      "In considering whether to tender their Shares to Western Resources pursuant to the Offer, ADT Shareholders should consider that, depending on the price of Western Resources Common Stock prior to the Expiration Date, there may be certain circumstances in which the Stock Consideration paid to ADT Shareholders may be less than $12.50 in Western Resources Common Stock. Pursuant to the Offer, each Share will be exchanged for $10.00 net in cash and $12.50 of Western Resources Common Stock as long as the Western Resources Average Price is $29.75 or higher. If the Western Resources Average Price is less than $29.75, each Share will be exchanged for $10.00 net in cash and less than $12.50 in Western Resources Common Stock. ADT Shareholders should be aware that depending upon the Western Resources Average Price, the Offer Consideration paid per Share may be less than $22.50 and, depending upon the per Share price immediately prior to the Expiration Date, may represent a discount to the price per Share at the Expiration Date.

"Effect of the Offer and the Amalgamation on Western Resources' Financial
Status

      "Expansion into the high growth security business presents financial risks to Western Resources. Western Resources' earnings and cash flow may experience increased volatility due to additional business risks. Such risks include possible slower than expected growth in the security business, competitive pressures on prices and changes in technology.

      "The Offer and the Amalgamation are expected to have a dilutive effect on Western Resources' reported earnings per share in the short term due to the amortization of goodwill. There can also be no assurance that the Offer and Amalgamation will not have a negative impact on Western Resources' financial strength or debt rating, including its ability to raise capital in the future. Following public announcement of Western Resources' proposal to merge with KCPL, debt of Western Resources was placed on CreditWatch with negative implications, a practice that Western Resources believes is standard with respect to companies involved in an announced merger proposal. Since public announcement of the Offer, Standard and Poors has downgraded the credit rating on Western Resources' senior secured debt from A- to BBB+. Moody's has placed Western Resources' debt on review for possible downgrade following public announcement of the Offer, but continues to rate Western Resources First Mortgage Bonds A3. Western Resources does not believe that these changes in its credit rating will materially and adversely impact the business and operations of Western Resources following the Offer and the Amalgamation. However, such changes may increase Western Resources' cost of capital on additional borrowings.

"Certain Debt Instruments of ADT Operations

      "It is Western Resources' current view that satisfaction of the ADT Shareholder Approval Condition and the consummation of the Offer will (i) enable the holders of certain debt instruments of ADT Operations to require repurchase of the securities outstanding thereunder by ADT Operations and (ii) result in the acceleration of certain credit facilities currently available to ADT Operations. See "The Offer -- Source and Amount of Funds." According to ADT's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, the total amount of outstanding debt of ADT Operations under which satisfaction of the ADT Shareholder Approval Condition could constitute a change of control was approximately $1 billion. Since it does not presently appear to be financially attractive for the holders of such debt to require the repurchase of their securities, or to accelerate credit facilities of ADT Operations, Western Resources does not currently believe that these obligations present a material risk to the liquidity of Western Resources following consummation of the Offer and the Amalgamation. Should interest rates increase, however, it may become more financially attractive for certain debt holders of ADT Operations to require the repurchase of their securities, or to accelerate credit facilities of ADT Operations. LYONS are exchangeable for Shares and such exchange could thereby potentially have a dilutive impact on, among other things, earnings per share. See "Notes to Unaudited Pro Forma Combined Financial Information."

"Financing of the Offer and the Amalgamation

      "Western Resources has received a letter from Chase Manhattan Bank and Chase in which they state that they are highly confident that they can arrange credit facilities in the amount necessary to fund payment of the Cash Consideration with Chase Manhattan Bank and other lenders. Their view is based, among other things, upon their review of the terms of the Offer, their understanding of Western Resources and public information regarding ADT, and current conditions in the banking and syndicated loan markets, and such view is subject to certain customary conditions. See "The Offer--Source and Amount of Funds." There can be no assurance, however, that Chase Manhattan Bank and Chase will be able to arrange the credit facilities necessary to fund payment of the Cash Consideration. Definitive documentation with respect to such credit facilities has not yet been negotiated. There can be no assurance that such documentation, if definitively negotiated, will not contain restrictions on Western Resources' ability to pay dividends.

"Future Dividends on Western Resources Common Stock

      "Although Western Resources does not currently anticipate any significant change with respect to its dividend practice as a result of the Offer or the Amalgamation, assuming that Western Resources' dividend remains at or above the level of its current annual indicated dividend, Western Resources presently expects that its dividend pay-out ratio will increase to approximately 100% in the first full year following consummation of the Amalgamation and will decline to approximately 75% by the third year following the Amalgamation. Assuming consummation of the Amalgamation and the KCPL Merger, Western Resources' forecasted dividend pay-out ration will be approximately 120%, including transaction costs of the KCPL Merger charged to income following consummation of the KCPL Merger, or 100%, excluding such transaction costs, in the first full year following the Amalgamation and will decline to approximately 80% by the third year following the Amalgamation. Over the past five years, Western Resources' dividend pay-out ratio has averaged approximately 77%.

      "On a pro forma combined basis assuming completion of the Offer, the Amalgamation and the KCPL Merger, pro forma combined earnings plus depreciation, amortization and restructuring and non-recurring charges for the year ended December 31, 1995 and the nine months ended September 30, 1996 would have been approximately $691,000,000 and $609,000,000, respectively. On a pro forma combined basis assuming completion of the Offer, the Amalgamation and the KCPL Merger, approximately 190,000,000 shares of Western Resources Common Stock would have been outstanding during the year ended December 31, 1995 and the nine months ended September 30, 1996, in which case the total amount of cash required to pay Western Resources' annual indicated dividend of $2.10 would have been approximately $400,000,000 and $300,000,000 for the twelve and nine months, respectively. Based on publicly available information, on a pro forma combined basis assuming completion of the Offer, the Amalgamation and KCPL Merger, pro forma combined capital expenditures for the year ended September 30, 1996, respectively, would have been approximately $636,000,000 and $462,000,000. Historical pro forma combined earnings plus depreciation, amortization and restructuring and non-recurring charges and historical pro forma combined capital expenditures do not necessarily reflect future pro forma combined operating cash flows and future pro forma combined capital expenditures. If, however, future pro forma combined operating cash flows and future pro form combined capital expenditures are similar to historical pro forma combined earnings plus deprecation, amortization and restructuring and non-recurring charges and historical pro forma combined capital expenditures, there can be no assurance that Western Resources will be able, after paying dividends consistent with historical levels, to maintain capital expenditures at historical levels without moderating their timing or amount, or from time to time funding such capital expenditures through external financing. See "Reasons for the Offer--Offer Premium and Dividend Impact."

      "In the future, the Western Resources Board will set annual dividend payments at amounts which are determined to be reasonable and consistent with Western Resources' long-term strategy. However, there can be no assurance that Western Resources will maintain its past practice with respect to the payment of dividends since the declaration of future dividends will depend upon Western Resources' future earnings, the financial condition of Western Resources and other factors.

"Certain Tax Consequences of the Offer and the Amalgamation

      "The exchange of Shares for cash and Western Resources Common Stock pursuant to the Offer and the Amalgamation will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under applicable state, local and foreign tax laws. See "The Offer--Certain Federal Income Tax Consequences." ADT Shareholders should be aware that depending upon, among other things, their particular facts and circumstances, including their basis in Shares and tax status, the value of the after-tax proceeds that they receive in the Offer and the Amalgamation may be less than $22.50. Each ADT Shareholder is urged to, and should, consult such holder's own tax advisor with respect to the specific tax consequences of the Offer and the Amalgamation to such holder."



                                  SCHEDULE D

                          [Merrill Lynch Letterhead]

                                                                 March 3, 1997
Board of Directors
ADT Limited
Cedar House
41 Cedar Avenue
Hamilton HM12, Bermuda:

Members of the Board:

       We understand that Western Resources, Inc. ("Western") has proposed an exchange offer (the "Offer") for any and all of the outstanding common shares (the "Shares") of ADT Limited ("ADT"), other than Shares owned by Western and its affiliates, pursuant to which the holders of each outstanding Share will be entitled to receive $10.00 per Share net to the seller in cash and $12.50 of Western common stock, par value $5.00 per share (subject to downward adjustment as set forth in the Offer) (the "Exchange Consideration"), for each of their Shares purchased pursuant to the Offer, all as set forth more fully in the draft Offer to Exchange contained in Western's Registration Statement on Form S-4 dated December 18, 1996 ("Western's S-4") and related proxy materials (the "Proxy Materials") filed under Section 14(a) of the Securities Exchange Act of 1934, each as amended to the date hereof.

       You have asked us whether, in our opinion, the proposed Exchange Consideration is adequate to the shareholders of ADT, other than Western and its affiliates, from a financial point of view.

       In arriving at the opinion set forth below, we have among other things:

       (1) reviewed Western's Annual Reports on Form 10-K and related audited financial statements for the five fiscal years ended December 31, 1995, Western's Quarterly Reports on Form 10-Q and the related unaudited financial statements for the quarterly periods ending March 31, 1996 and June 30, 1996 and September 30, 1996, Western's Current Report on Form 8-K, dated December 12, 1996, in connection with the pending sale of its natural gas assets to ONEOK, Inc. ("ONEOK"), Western's Registration Statement on Form S-4 and related proxy materials, as amended to the date hereof, in connection with its exchange offer for all of the outstanding share capital of Kansas City Power & Light Company ("KCPL") and Western's Current Report on Form 8-K including the exhibits thereto, dated February 7, 1997;

       (2) reviewed ADT's Annual Reports on Form 10-K and related audited financial statements for the five fiscal years ended December 31, 1995, ADT's Quarterly Reports on Form 10-Q and the related unaudited financial statements for the quarterly periods ending March 31, 1996, June 30, 1996 and September 30, 1996, ADT's filings with the SEC in connection with the proposed merger with Republic Industries, Inc. that was terminated in September 1996 and ADT's Current Report on Form 8-K, as amended to September 5, 1996, filed in connection with the acquisition by ADT of Automated Security (Holdings) PLC;

       (3) reviewed Western's S-4 and the Proxy Materials, each as amended to the date hereof;

       (4) reviewed KCPL's Annual Report on Form 10-K and related audited financial statements of KCPL for the fiscal year ended December 31, 1995 and KCPL's Quarterly Reports on Form 10-Q and related unaudited financial statements for the quarterly periods ended March 31, 1996, June 30, 1996 and September 30, 1996;

       (5) reviewed ONEOK's Annual Report on Form 10-K and related audited financial statements for the fiscal year ended August 31, 1996 and ONEOK's Quarterly Report on Form 10-Q and related unaudited financial statements for the quarterly period ended November 30, 1996;

       (6) reviewed certain financial information, including financial forecasts, relating to the financial condition, business, earnings, cash flow, assets, liabilities, and prospects of ADT, that were furnished to us by ADT;

       (7) conducted discussions with members of senior management of ADT concerning its financial condition, business, earnings, cash flow, assets, liabilities, operations, contingencies and prospects;

       (8) reviewed the historical market prices and trading activity for the Shares and Western's common stock and compared such data with indices that we deemed relevant;

       (9) compared the respective financial condition and results of operations of ADT with that of certain publicly traded companies that we deemed to be relevant;

      (10) compared the proposed financial terms of the Offer with the financial terms of certain other mergers and acquisitions that we deemed to be relevant;

      (11) considered, based upon information provided by ADT and publicly available for Western, Westinghouse Security, Inc. ("Westinghouse Security"), ONEOK and KCPL, the pro forma impact of Western's acquisition of Westinghouse Security, the pending sale to ONEOK of Western's natural gas business, Western's proposed merger with KCPL and the Offer on the income statement, balance sheet and cash flows of Western, including earnings and dividends per share, consolidated capitalization and certain balance sheet, income statement and cash flow data and ratios of Western; and

      (12) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary.

      In preparing our opinion, with your consent we have relied on the accuracy and completeness of all information supplied or otherwise made available to us, and we have not assumed responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, nor have we been furnished any such evaluation or appraisal. In addition, with your consent, we have relied upon the management of ADT as to the reasonableness and achievability of the financial forecasts (and the assumptions and bases therefor) provided to, and discussed with, us with respect to ADT. In that regard, we have assumed and relied with your consent that such forecasts reflect the best currently available estimates, allocations and judgments of ADT as to the future financial performance of ADT. Our opinion is necessarily based on economic market and other conditions as in effect on, and the information made available to us as of, the date hereof.

      We have been retained by the Board of Directors of ADT as an independent contractor to act as financial advisor to ADT with respect to the Offer and will receive a fee for our services. We have, in the past, provided financial advisory and financing services to ADT and received customary fees for the rendering of such services. In addition, in the ordinary course of our securities business, we may actively trade debt and/or equity securities of Western and ADT and their respective affiliates for our own account and the accounts of our customers, and we therefore may from time to time hold a long or short position in such securities. In addition, ADT has been advised by us that we are currently acting as financial adviser to KCPL in connection with its merger with Western.

      Our opinion is directed to the Board of Directors of ADT and does not constitute a recommendation to any shareholder of ADT as to how such shareholder should vote at any shareholder meeting of ADT held in connection with the Offer.

      On the basis of, and subject to the foregoing, we are of the opinion that the proposed Exchange Consideration pursuant to the Offer is inadequate to the shareholders of ADT, other than Western and its affiliates, from a financial point of view.


                                          Very truly yours,

                                          MERRILL LYNCH, PIERCE, FENNER &
                                             SMITH INCORPORATED


                                          By /s/ Richard P. Johnson
                                             ________________________________
                                             Managing Director
                                             Investment Banking Group


                             [Front of Proxy Card]

 This proxy must be received, at the appropriate address indicated below, by D.F. King & Co., Inc., (in the U.S.) prior to 12:00 midnight (Eastern
                      Daylight Time) on July 3, 1997
or by D.F. King (Europe) Limited (in the U.K.) prior to 12:00 noon (British
                       Summer Time) on July 5, 1997,
 in each case, allow time for delivery to the Registrars of the Company prior to 9:00 a.m. (Bermuda Time) on July 7, 1997, or by AS&K Services Limited (in Bermuda), prior to 9:00 a.m. (Bermuda time)
                             on July 7, 1997.

Proxy Solicited by the Board of Directors of ADT Limited, a company organized under the laws of Bermuda,
for the Special General Meeting of Shareholders to be held on July 8, 1997 at
                                  9:00 a.m.,
              at Cedar House, 41 Cedar Avenue, Hamilton, Bermuda.

The undersigned, being a holder of common shares, par value $0.10 per share (the "Shares"), of ADT Limited ("ADT"), hereby appoints Michael A.
Ashcroft or failing him Stephen J. Ruzika or failing him John D. Campbell as his proxy at the Special General Meeting to be held on July 8, 1997 (and any adjournments thereof) and to vote on behalf of the undersigned (or abstain from voting) as indicated on the reverse of this card or, to the extent that no such indication is given, as set forth herein. The Special General Meeting has been convened to consider proposals (the "Western Proposals") to: (i) remove all of the present members of the Board of Directors of ADT (the "ADT Board") and any person or persons elected or designated by any of such directors to fill any vacancy or newly created directorship, (ii) reduce the number of seats on the ADT Board to two, and
(iii) elect Steven L. Kitchen and Steven A. Millstein as the directors of ADT or, if either is unable to serve as a director of ADT due to death, disability or otherwise, any other person designated as a nominee by Westar Capital, Inc. (the "Western Nominees"). In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof, except that in the case of any proposal to adjourn the meeting, the proxy will vote as indicated on the reverse of this card or, to the extent that no such indication is given, as set forth herein. The undersigned hereby revokes any previously dated proxies with respect to the Special General Meeting.

------------------------------------------------------------------------------
Please indicate on the reverse of this card how your shares are to be voted. The ADT Board recommends a vote AGAINST each of the Western Proposals. If this card is returned signed but not marked with any indication as to how to vote, the undersigned will be deemed to have directed the proxy to vote AGAINST each of the Western Proposals, FOR item no. 4 and AGAINST item no. 5.
------------------------------------------------------------------------------

 Completed proxy cards should be returned to: D.F. King & Co., Inc., 77 Water
           Street, 20th Floor, New York, NY 10005, USA (if by hand) or D. F. King & Co., Inc., Wall Street Station, P.O. Box 411, New York, NY
                       10269-0069, USA (if by mail)
or D. F. King (Europe) Limited, Royex House, Aldermanbury Square, London EC2V
                    7HR, United Kingdom (by hand or mail)
    or AS&K Services Limited, Cedar House, P.O. Box 1179, 41 Cedar Avenue,
                  Hamilton HM EX, Bermuda (by hand or mail), in the case of D.F. King & Co., Inc. and D.F. King (Europe) Limited, for
                  delivery to the Registrars of the Company.


                          [Reverse of Proxy Card]
                          -----------------------

I.    The Western Proposals

      THE BOARD OF DIRECTORS OF ADT LIMITED RECOMMENDS THAT YOU VOTE AGAINST EACH OF THE WESTERN PROPOSALS.

1.    PROPOSAL TO REMOVE ALL PRESENT MEMBERS OF ADT BOARD.
      [ ] AGAINST     [ ] FOR      [ ] ABSTAIN

2.    PROPOSAL TO REDUCE NUMBER OF SEATS ON ADT BOARD TO TWO.
      [ ] AGAINST     [ ] FOR      [ ] ABSTAIN

3.    PROPOSAL TO ELECT WESTERN NOMINEES STEVEN L. KITCHEN AND
      STEVEN A. MILLSTEIN OR ANY OTHER WESTERN NOMINEE
      AS DIRECTORS.
      [ ] AGAINST     [ ] FOR      [ ] ABSTAIN

      To withhold authority to vote for any Western Nominee, write his name below:

      ______________________________________.


II.   Proposal to Adjourn the Special General Meeting

      THE BOARD OF DIRECTORS OF ADT LIMITED RECOMMENDS THAT YOU VOTE FOR ITEM NO. 4 AND AGAINST ITEM NO. 5.

4. PROPOSAL TO ADJOURN THE SPECIAL GENERAL MEETING TO A LATER DATE WHICH IS PROPOSED OR RECOMMENDED BY THE CHAIRMAN OF THE SPECIAL GENERAL MEETING. (THE BOARD OF DIRECTORS OF ADT LIMITED RECOMMENDS THAT YOU VOTE FOR.)

      [ ] AGAINST     [ ] FOR      [ ] ABSTAIN

5. PROPOSAL TO ADJOURN THE SPECIAL GENERAL MEETING TO A LATER DATE WHICH IS NOT PROPOSED OR RECOMMENDED BY THE CHAIRMAN OF THE SPECIAL GENERAL MEETING. (THE BOARD OF DIRECTORS OF ADT LIMITED RECOMMENDS THAT YOU VOTE AGAINST.)

      [ ] AGAINST     [ ] FOR      [ ] ABSTAIN


                                        Date:___________________________, 1997

                                        ______________________________________
                                             Signature (and Title, if any)

                                        Please sign your name below exactly
                                        as it appears hereon.  When signing
                                        as attorney, executor, administrator,
                                        trustee or other representative
                                        capacity, please give full title as
                                        such.  If a corporation, please sign
                                        in full corporate name by a duly
                                        authorized director or other officer,
                                        indicating title, or execute under
                                        the corporation's common seal.  In the
                                        case of joint holders, any one may
                                        sign but the first-named in the share
                                        register may exclude the voting
                                        rights of the other joint holder(s)
                                        by voting in person or by proxy.

IF YOU HAVE QUESTIONS OR NEED ASSISTANCE, PLEASE CONTACT D.F. KING at 1-800-488-8035 (toll-free in the United States), at 0171-600-
5005 (in the United Kingdom) or at 212-269-5550 in the United States (for outside the United States and the United Kingdom).